As filed with the Securities and Exchange Commission on February 11, 2002
                                                  Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM SB-2
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            Exten Industries, Inc.
                            ----------------------
                (Name of small business issuer in its charter)

               Delaware                               52-1412493
          ------------------                      ------------------
       (State or jurisdiction of                     (IRS Employer
    incorporation or organization)               Identification Number)

                         425 W. 5th Avenue, Suite 201
                         Escondido, California  92025
                                (760) 781-3916
                         ----------------------------
        (Address and telephone number of principal executive offices)

                               W. Gerald Newmin
                            Chairman of the Board
                         425 W. 5th Avenue, Suite 201
                         Escondido, California  92025
                                (760) 781-3916
                         ----------------------------
     (Name, address and telephone number of agent for service of process)

                                  Copies to:
                           Michael B. Jeffers, Esq.
                          Jeffers, Shaff & Falk, LLP
                     18881 Von Karman Avenue, Suite 1400
                          Irvine, California  92612
                             T:  (949) 660-7700
                             F:  (949) 660-7799

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
===============================================================================
     Title of
    Each Class                         Proposed       Proposed
        of                             Maximum        Maximum
    Securities           Amount        Offering       Aggregate     Amount of
      to be              to be         Price Per      Offering     Registration
    Registered         Registered      Security       Price (1)        Fee
-------------------------------------------------------------------------------

   Common Stock
$0.01 par value (2)    25,083,334      $ 0.1075       $2,696,458     $248.08

   Common Stock
$0.01 par value (3)    11,065,000      $ 0.1075       $1,189,488     $109.43

   Common Stock
$0.01 par value (4)    11,065,000      $ 0.1075       $1,189,488     $109.43


       Total           47,213,334      $ 0.1075       $5,075,434     $466.94

===============================================================================

(1) In accordance with Rule 457(c) of the Securities Act, the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fees payable pursuant hereto, using the average of the bid and ask price of our common stock as reported by the Over-the-Counter Bulletin Board on February 11, 2002, which was $0.1075.
(2) Represents shares of our common stock that are currently outstanding and being offered for resale by certain of our stockholders.
(3) Represents shares of our common stock issuable upon exercise of outstanding warrants, exercisable at any time until August 24, 2008, at exercise prices ranging from $0.07 to $0.07 per share.
(4) Represents shares of our common stock issuable upon conversion of outstanding loans, convertible at any time until August 24, 2004, at conversion prices ranging from $0.10 to $0.20.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated February 11, 2002

                                  PROSPECTUS

                            Exten Industries, Inc.
                      47,213,334 Shares of Common Stock


     The selling stockholders identified on page 7 of this prospectus are offering for resale up to 47,213,334 shares of our common stock.

     Our common stock is currently traded on the NASD's Over-the-Counter ("OTC") Bulletin Board under the symbol "EXTI." Our common stock is considered to be penny stock and, as such, is subject to laws regulating trading in penny stock, which may make it more difficult for stockholders to sell shares.

     This investment involves a high degree of risk. Please refer to "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Exten Industries, Inc., with the Securities and Exchange Commission. The selling stockholders cannot sell their shares until that registration statement becomes effective. This prospectus is not an offer to sell the shares or the solicitation of an offer to buy the shares in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes Exten Industries, Inc., including our operations and finances. Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that differs from the contents of this prospectus.

               The date of this Prospectus is February 11, 2002


===============================================================================

     The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information. We encourage you to read the entire prospectus.

                              TABLE OF CONTENTS
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .   1
   About Exten Industries, Inc.  . . . . . . . . . . . . . . . . . .   1
   About Our Business  . . . . . . . . . . . . . . . . . . . . . . .   1
   About Our Revenues  . . . . . . . . . . . . . . . . . . . . . . .   2
   The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .   6
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .   9
LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . .   9
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Directors and Executive Officers  . . . . . . . . . . . . . . . .  10
   Employment Agreement with Ronald Faris  . . . . . . . . . . . . .  12
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . .  13
   Summary Compensation Table  . . . . . . . . . . . . . . . . . . .  13
   Stock Option Grants in Fiscal Year 2001 . . . . . . . . . . . . .  13
   Stock Option Exercises and Fiscal Year-end Values . . . . . . . .  13
   Compensation of Directors . . . . . . . . . . . . . . . . . . . .  14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . .  14
DESCRIPTION OF SECURITIES  . . . . . . . . . . . . . . . . . . . . .  16
   Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   Delaware Anti-Takeover Law  . . . . . . . . . . . . . . . . . . .  16
   Transfer Agent and Registrar  . . . . . . . . . . . . . . . . . .  16
INTEREST OF NAMED EXPERTS AND COUNSEL  . . . . . . . . . . . . . . .  16
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION . . . . . . . .  17
FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . . . . . . . . .  17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . .  17
BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Xenogenics Corporation  . . . . . . . . . . . . . . . . . . . . .  18
   MultiCell Technologies, Inc.  . . . . . . . . . . . . . . . . . .  19
   Market  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Competition . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   MultiCell Technological Development Strategy  . . . . . . . . . .  23
   Patents and Proprietary Technology  . . . . . . . . . . . . . . .  23
   Need For Government Approval  . . . . . . . . . . . . . . . . . .  24
   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
MANAGEMENT'S PLAN OF OPERATION . . . . . . . . . . . . . . . . . . .  25
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS  . . . . . . . . . . .  25
ON ACCOUNTING AND FINANCIAL DISCLOSURE . . . . . . . . . . . . . . .  25
PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
MARKET FOR COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . .  26
   Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . .  26
LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . .  27
INDEX TO FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . .F- 1

                                       i
===============================================================================

                              PROSPECTUS SUMMARY

     Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision. This summary highlights all material information contained in this prospectus. This information can also be found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. In addition to this summary, we urge you to read the entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" before you decide to buy our stock.

     This prospectus covers the resale of up to 47,213,334 shares of our common stock by the selling stockholders identified on page 7 of this prospectus. The selling stockholders acquired these shares from us in various transactions that were exempt from registration under the Securities Act.

ABOUT EXTEN INDUSTRIES, INC.

     We were incorporated in Delaware on April 28, 1970 under the name of "Exten Ventures, Inc." Although we have been in existence for over thirty years, we are a developmental stage enterprise that has not yet completed production of any marketable products. Our key product, the Sybiol(r) Bio-synthetic liver device, is still in the developmental stage and will not be ready to be marketed before the end of the year 2005, at the earliest. We have operated and continue to operate at a deficit, which on a cumulative basis through August 31, 2001, equals $12,793,289 in a competitive industry with high barriers to entry. Our ability to continue as a going concern is not assured. Our principal executive and business offices are located at 425 W. 5th Avenue, Escondido, California 92025; our telephone number is (760) 781-3916.

ABOUT OUR BUSINESS

     Exten Industries, Inc. is a holding company that is focusing on medical products and associated research and development activities. Our primary focus has been the development of a Bio-synthetic liver device. This technology will take approximately three to five years to develop and commercialize. To our knowledge, no mass-produced liver devices of the type that we are developing are currently available. Our strategic plan is to acquire other technologies in order to generate sufficient cash flow to support our general operations, while the liver technology referenced above proceeds through the final research and development stages and government regulatory approval processes. We intend to pursue business opportunities with companies that have products that, ideally, are health care related and have already received government regulatory approval.

     Xenogenics Corporation, our majority-owned subsidiary, is a developmental stage enterprise that owns all of the rights to the Sybiol(r) Bio-synthetic liver device for which a patent is pending in 15 countries, including the United States. The underlying concept of the device is that the artificial liver can act as a substitute liver for a patient whose own liver is healing from injury or disease. In addition, the device is intended for use as an artificial liver "bridge" for transplant patients awaiting a donor organ. The device may also be used to assist and improve the quality of life for patients with chronic liver disease or episodic liver trauma. We are currently working on a new design for this device and an engineered cell line to work with it.
We anticipate completing the system redesign and the preclinical work so as to be able to initiate Phase I human trials before the end of 2003. The regulatory approval process is expected to last from two to five years, which means that the Sybiol device will not be ready to be marketed before the end of 2005 at the earliest.

     MultiCell Technologies, Inc. (formerly MultiCell Associates, Inc.), our wholly-owned subsidiary which we acquired in September 2001, develops and intends to commercialize hepatic or liver cells, cell lines and associated products to be used in diagnostic and therapeutic applications. MultiCell has developed the "HepLiu" cell line with cells that are designed to function as hepatocytes or liver cells in Liver Assist Devices ("LADs") and other liver-related processes. Xenogenics has a Research and Development Agreement and a Supplier Agreement with MultiCell under which MultiCell will supply engineered pig or porcine and human liver cell lines and optimize the interface between these cell lines and the Sybiol Bio-synthetic liver device. An engineered cell line is expected to eliminate variability in patient treatment and limit the viral risks associated with primary porcine hepatocytes.

                                       1
===============================================================================

     We estimate that we will need approximately $3 million to finish the development process for the Sybiol(r) Bio-synthetic liver device, including the cellular component, and to begin Phase 1 clinical trials. Assuming that we secure sufficient financing, we will use approximately $2 million of this amount in 2002 with the balance of this amount being used, starting in 2003, to begin human clinical trials. Our goal is to introduce the Sybiol device for general distribution in 2005 and the HepLiu cell line for non-human uses for which regulatory approval is not required, in 2002.

ABOUT OUR REVENUES

     To date, we have not generated any revenues. Although our newly acquired subsidiary, MultiCell, generated net income of $27,052 in fiscal year 2000, its main source of revenue, a grant from the National Institute of Standards and Technology, expired on December 31, 2000. On November 1, 2001, MultiCell entered into a collaborative research agreement with Pfizer, Inc., pursuant to which Pfizer has agreed to pay up to $724,500 to validate the efficacy of MultiCell's immortalized hepatic cells in four different experimental models. These cells, if effective, could replace the current hepatocytes used by Pfizer.

THE OFFERING

Common stock outstanding prior to
   this offering                            97,280,726 shares

Common stock being offered for
   resale to the public                     47,213,334 shares

Common stock outstanding after this
   Offering                                 119,410,726 shares(1)

Price per share to the public               At fixed prices, at market prices
                                            prevailing at the time of the sale,
                                            at prices related to such market
                                            prices, at negotiated prices or
                                            otherwise.

Use of proceeds                             We will not receive any proceeds
                                            from the resale of our common stock
                                            by the selling stockholders.  We
                                            may receive proceeds from the
                                            exercise of warrants held by
                                            certain selling stockholders, if
                                            exercised on a cash basis.

----------------------------
(1) Includes (i) up to 11,065,000 shares issuable upon the exercise of warrants granted to various selling stockholders, and (ii) up to 11,065,000 shares issuable to various selling stockholders upon conversion of outstanding loans. The resale of all such shares is being registered hereby.

                                       2
===============================================================================

                                 RISK FACTORS

     The shares of our common stock being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains "forward-looking statements." These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus.

WE HAVE INCURRED NET LOSSES OF $640,678 FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2000, EXPECT FUTURE LOSSES AND MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

     Since we commenced operations on April 28, 1970, we have incurred a cumulative deficit of $12,056,883 as of November 30, 2000. For the fiscal year ending November 30, 2000, we incurred net losses of $640,678. Our losses for the past four years have primarily resulted from significant costs associated with the development of our primary product, the Sybiol(r) Bio-synthetic liver device. MultiCell, our newly acquired subsidiary, has a cumulative deficit of $242,953 as of December 31, 2000. We expect that we will continue to incur net losses until we are able to generate sufficient operating revenues to support expenditures. However, we may never generate positive cash flow or sufficient revenue to fund our operations and we may never attain profitability.

IF WE DO NOT OBTAIN ADEQUATE FINANCING TO FUND OUR FUTURE OPERATIONS AND TO COMPLETE DEVELOPMENT OF OUR PRODUCT, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

     We have in the past increased, and plan to increase further, our operating expenses in order to fund higher levels of product development, undertake and complete the regulatory approval process, initiate our sales and marketing efforts, and increase our administrative resources in anticipation of future growth. Although it is difficult to estimate the amount of financing we will require, we anticipate that over the next two years we will need approximately $3 million to complete our product development and to begin clinical trials, and $1 million for working capital and general corporate purposes. We will increase our administrative resources to support the hiring of an estimated 6 additional employees which will enable us to expand our research and product development capacity. We intend to finance our operations by acquiring or merging with companies that generate revenues and using such profits to cover our operating needs, selling shares of our common stock to investors and continuing to use our common stock to pay for consulting and professional services.

     We also anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures. We anticipate that our future cash requirements may be fulfilled by product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of our technology. We cannot guarantee, however, that any future funds required will be generated from operations or from the aforementioned or other potential sources. We do not have any binding commitment with regard to future financing. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance products and services or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our former auditors, Hutchinson and Bloodgood, LLP, in their independent auditors' report for the fiscal year ended November 30, 2000, expressed "substantial doubt" as to our ability to continue as a going concern based on recurring losses, negative cash flows for several years and a stockholder's capital deficiency as of November 30, 2000. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The going concern qualification is also described in Note 3 of the notes to our November 30, 2000 consolidated financial statements.

                                       3
===============================================================================

XENOGENICS HAS NOT COMPLETED THE DEVELOPMENT OF ANY PRODUCTS AND, AS A RESULT, HAS HAD NO REVENUES FROM THE SALE OF PRODUCTS SINCE INCEPTION AND DOES NOT EXPECT TO BE PROFITABLE FOR SEVERAL MORE YEARS. MULTICELL HAS COMPLETED THE DEVELOPMENT OF TWO CELL LINES AND HAS HAD NO REVENUES FROM THE SALE OF PRODUCTS SINCE INCEPTION BUT EXPECTS TO BEGIN GENERATING REVENUES BY 2002.

     We have not yet begun the regulatory approval process for our Sybiol Bio-synthetic liver device with the Food and Drug Administration (the "FDA"). We halted testing of this device pending development of a new design for the liver device. Compact Membranes Inc. and Exten Industries received a grant from the National Institutes of Health in March 2001 to help fund specific research on the redesign of the device in conjunction with MultiCell. When the product redesign work with these partners is completed, we expect to resume testing the device. We then plan to initiate the regulatory approval process with the FDA, which may take 3 to 5 years for completion. We estimate that the cost related to this undertaking will exceed $30 million. These costs include both the work on the Sybiol device and the associated cell line. As a result of our failure to complete the development of any products, we have not generated any revenues from the sale of products. As a result, we are dependent on the financial resources of third parties and we cannot give any assurances that we will ever successfully bring our products to market.

     MultiCell has completed the development of two variants of the HepLiu cell line, and expects to begin selling these products for non-human uses, such as laboratory testing, that do not require government approval, during 2002. However, MultiCell cannot guarantee that such sales will occur or that if they do occur, that they will be profitable.

IF WE DO NOT OBTAIN GOVERNMENTAL APPROVALS FOR OUR PRODUCTS, WE WILL BE UNABLE TO MARKET THEM.

     Under FDA rules, we are required to obtain scientific data to support any health claims regarding human use that we make concerning our products. We will not be able to commercialize certain products until we complete clinical testing, have acceptable clinical trial results and receive regulatory approval from the FDA and foreign regulatory authorities, as appropriate. The FDA and other regulatory authorities require that the safety and efficacy of a biologic product be supported by results from adequate and well-controlled clinical trials before approval for commercial sale with respect to use for humans. If the results of the clinical trials of our products do not demonstrate that they are safe and effective, we will not be able to submit to the FDA relevant applications for pre-market approval. Further, the results of pre-clinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale advanced clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. Even if we believe the clinical trials that we conduct demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept our assessment of the results. The process of obtaining regulatory clearances or approvals is costly, uncertain and time-consuming.

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF OUR PRODUCTS THAT COULD RESULT IN OUR HAVING TO INCUR SIGNIFICANT UNEXPECTED EXPENSES OR DELAY THE LAUNCH OF SUCH PRODUCTS.

     We cannot predict the duration or success of any pre-clinical and clinical trials that we undertake. The rate of completion of the clinical trials for our products will depend on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

The Sybiol Bio-synthetic liver device, which is in an early stage of development, may not be completed in time to allow production or marketing due to the inherent risks of new product development, limitations on financing, competition, loss of key personnel and other factors. Unanticipated clinical or regulatory obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. Furthermore, the development of the Sybiol Bio-synthetic liver device has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of such product on a cost-effective basis, or that such product, if introduced, will achieve market acceptance such that it will sustain us or allow us to achieve profitable operations.

                                       4
===============================================================================

THE SYBIOL BIO-SYNTHETIC LIVER DEVICE MAY NOT ACHIEVE MARKET ACCEPTANCE DUE TO MISCALCULATIONS OF MARKET DEMAND OR PROFITABILITY OF THE PRODUCT WHICH WILL THREATEN OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     The Sybiol Bio-synthetic liver device may not achieve market acceptance due to miscalculations by us of the actual market demand for an artificial device and the related cost/benefit analyses that form the basis of our estimates of future profitability. If the market does not accept the Sybiol Bio-synthetic liver device or evidences lower than expected need for such a device, our ability to continue as a going concern will be adversely affected since our viability depends on a certain level of commercial success of the Sybiol Bio-synthetic liver device, which will initially be our key product.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN MANY OTHER MEDICAL TECHNOLOGY COMPANIES, WE MAY BE AT A COMPETITIVE DISADVANTAGE IF SUCH COMPANIES INTRODUCE PRODUCTS THAT ARE SIMILAR TO OURS.

     Most of the other medical companies that could be potential competitors have greater capital resources, more significant research and development programs and facilities, and greater experience in the production, marketing and distribution of medical products than we do. There are a number of companies attempting to develop LAD systems as well as related cells. Our ability to compete effectively could be adversely affected if one of the more established companies that can devote significant resources to the development, sale and marketing of its products, develops a product that achieves commercial success.

IF WE DO NOT SUCCESSFULLY MANAGE FUTURE GROWTH, OUR ABILITY TO COMPLETE PRODUCTION OF OUR PRODUCTS ACCORDING TO OUR CURRENT SCHEDULE MAY BE ADVERSELY AFFECTED.

     Currently, we have four full-time employees and one part-time employee located in our office in Escondido, California. Xenogenics, our subsidiary, has one full-time employee and MultiCell, our subsidiary, has nine full time employees. We have plans to expand our operations over the next 12 months by adding 1 employee to Xenogenics and 5 employees to MultiCell. If we are unable to manage our anticipated future growth effectively with its resulting increases in operating, administrative, financial, accounting and personnel systems, our ability to complete production of our products on schedule could be adversely affected.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION, WHICH MAY AFFECT ITS LIQUIDITY.

     Our common stock is subject to regulations of the Securities and Exchange Commission (the "Commission") relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National or SmallCap Market that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS AND THE ISSUANCE OF ADDITIONAL OPTIONS AND WARRANTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND YOUR PERCENTAGE OWNERSHIP.

     There are outstanding options and warrants to purchase 4,280,000 shares of our common stock, not including the warrants to purchase 11,065,000 shares of our common stock, nor the 11,065,000 shares issuable upon conversion of outstanding loans, both of which we are registering pursuant to this Registration Statement. As a result of the fact that we have not yet generated any revenue, we routinely issue stock or options to pay for services performed. In the future, we may grant more options under stock option plans, as compensation for services performed or otherwise. We have 35 million shares of common stock reserved for issuance as performance awards under our 2000 Employee Benefit Plan and 5.5 million shares of common stock reserved for issuance as options or restricted stock awards under our 2000 Stock Incentive Plan to employees, outside directors, consultants and vendors. Currently, options for 4,280,000 shares have been granted under the Stock Incentive Plan. The exercise of stock options and warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other stockholders.

THE LOSS OF W. GERALD NEWMIN, THE CHAIRMAN OF THE BOARD OF EXTEN,
GREGORY F. SZABO, THE PRESIDENT OF BOTH EXTEN AND XENOGENICS, AND/OR RONALD FARIS, THE PRESIDENT AND CHIEF SCIENCE OFFICER OF MULTICELL, WOULD ADVERSELY AFFECT OUR ABILITY TO SUCCEED.

     We depend heavily on the contributions and efforts of W. Gerald Newmin, Gregory F. Szabo and Ronald Faris, who have over 50 years of cumulative experience in the health care industry. Their departures would deprive us of substantial experience, capability and vision which we need to successfully complete and market the Sybiol(r) Bio-synthetic liver device and the HepLiu cell line. We do not currently have an employment agreement with Mr. Newmin or Mr. Szabo. We have no assurance, therefore, that either of them will remain in our employ. We do not maintain key man insurance on any of these individuals.

OUR EMPLOYMENT AGREEMENT WITH RONALD FARIS, THE PRESIDENT AND CHIEF SCIENCE OFFICER OF MULTICELL, ONLY REQUIRES HIM TO DEVOTE 60% OF HIS BUSINESS TIME TO US.

     On September 13, 2001, we signed an Employment Agreement with Ronald Faris, the president and chief science officer of MultiCell, that only requires him to devote 60% of his business time to our business. From the date of the Employment Agreement until March 31, 2005, Mr. Faris will continue to work at Rhode Island Hospital under a grant received from the National Institutes of Health. While Mr. Faris may devote more than 60% of his time to us, he is not obligated to do so and he will, in any event, devote some portion of his business time to Rhode Island Hospital.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Our success depends significantly upon proprietary technology. We rely on a combination of intellectual property laws, licensing agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection. We currently have a patent pending in 15 countries for the process utilized by the Sybiol Bio-synthetic liver device. The patent on that pending application may not be issued, and if issued, any claims allowed may not be sufficiently broad to protect our rights in such technology. We also have a trademark for the name "Sybiol" registered in the U.S. Patent and Trademark Office. MultiCell has exclusive rights to use several patents and one patent pending for various cell lines and one prosthetic device. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to infringe aspects of our products or services or to obtain and use information that we regard as proprietary. We will monitor the situation and, if warranted, we are ready to file a complaint and take whatever action we deem necessary to protect our intellectual property rights.


                               USE OF PROCEEDS

     We will not receive any proceeds from the resale of our common stock by the selling shareholders. We may receive proceeds from the exercise of the warrants held by the selling stockholders, although such warrants may be exercised on a cashless basis. We intend to use the proceeds received, if any, from the exercise of warrants held by the selling stockholders, for working capital purposes. Pending the use of any such proceeds, we intend to invest these funds in short-term, interest bearing investment-grade securities.


                             SELLING STOCKHOLDERS

     The following table identifies the selling stockholders and indicates
(i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

                                       6
===============================================================================

                                            Percent
                                            of Class       Maximum         Shares
                              Shares       of Shares        No. of      Beneficially     Percent of
                            Beneficially     Owned       Shares to be      Owned       Class of Shares
                            Owned Prior    before the    Sold in this    After the       Owned After
   Name of Stockholder      to Offering     Offering       Offering       Offering      the Offering
-------------------------   -----------   ------------   ------------   ------------   ---------------
The Estate of
   Hugo O. Jauregui(1)       8,725,000        9.0%        8,725,000         -0-               *
The Class B Common Stock
   Shareholder Trust(2)      3,358,334        3.5%        3,358,334         -0-               *
Kestrel Equity Partners
   Ltd (3)                   8,000,000        8.2%        8,000,000         -0-               *
The Cooke Family Trust (4)   5,000,000        5.1%        5,000,000         -0-               *
Clifton L. Cooke, Jr. (5)    3,000,000        3.0%        2,000,000       1,000,000           *
W. Gerald Newmin (6)        21,423,251       20.1%        9,000,000      12,423,251         10.4%
Robert Goldsmith (7)         4,968,800        5.0%        1,200,000       3,768,800          3.2%
Thomas Page (8)              2,000,000        2.0%        2,000,000         -0-               *
Shirley Corbett (9)          2,000,000        2.0%        2,000,000         -0-               *
W. F. Pittman, Jr. (10)      2,000,000        2.0%        2,000,000         -0-               *
George Colin (11)            1,530,000        1.3%        1,430,000         100,000           *
Sharon A. Donahoo (12)       1,122,217        1.1%        1,000,000         122,217           *
Gregory F. Szabo (13)        1,485,942        1.5%        1,000,000         485,942           *
Roger McDonald (14)            400,000         *            400,000         -0-               *
Diane Palley (15)              103,000         *            100,000           3,000           *

------------------------------

(1) Represents shares of our common stock issued to the Estate of Hugo O. Jauregui in connection with our acquisition of all of the outstanding capital stock of MultiCell on September 13, 2001.
     The co-executors of the Estate are Candace L. Dyer, M.D., and
     Timothy Van Johnson.
(2) Represents shares of our common stock issued to the Class B Common Stock Shareholder Trust in connection with our acquisition of all of the outstanding capital stock of MultiCell on September 13, 2001. The trustee of the Class B Trust is Candace L. Dyer, M.D.
(3) Represents shares of our common stock issued to Kestrel Equity Partners Ltd., in connection with an equity investment of $1,050,000 in 2000 and 2001. Edward Sigmond, who has been a director of our Company since 1999, controls Kestrel Holdings, Inc., which is the general partner of Kestrel Equity Partners, Ltd.
(4) Represents shares of our common stock issued to The Cooke Family Trust in payment of a $500,000 promissory note we issued to The Cooke Family Trust in November, 2000. In the event that we have not registered the resale of these shares by March 31, 2002, the Trust will have the right to return the shares to us and reinstate the note. The trustee of The Cooke Family Trust is Clifton L. Cooke, Jr.
(5) Includes (i) up to 1,000,000 shares which may be issued to Mr. Cooke upon his conversion of a $100,000 loan made to us in August 2001 the proceeds of which were used in the acquisition of MultiCell (the "Loan Transaction"), and (ii) up to 1,000,000 shares which may be issued to Mr. Cooke upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Mr. Cooke has been a consultant to the Company since March 2000.
(6) Includes (i) up to 4,500,000 shares which may be issued to Mr. Newmin upon his conversion of a $450,000 loan made to us in connection with the Loan Transaction, and (ii) up to 4,500,000 shares which may be issued to Mr. Newmin upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Mr. Newmin has been a director, and our chairman of the board and chief executive officer since 1995. Mr. Newmin also served as our president from 1995 until April, 2001.
(7) Includes (i) up to 600,000 shares which may be issued to Mr. Goldsmith upon his conversion of a $60,000 loan made to us in connection with the Loan Transaction, and (ii) up to 600,000 shares which may be issued to Mr. Goldsmith upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Other than being a current shareholder of the Company and having made the above loan, Mr. Goldsmith does not have a material relationship with the Company.
(8) Represents (i) up to 1,000,000 shares which may be issued to Mr. Page upon his conversion of a $100,000 loan made to us in connection with the Loan Transaction, and (ii) up to 1,000,000 shares which may be issued to Mr. Page upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Other than having made the above loan, Mr. Page does not have a material relationship with the Company.
(9) Represents (i) up to 1,000,000 shares which may be issued to Ms. Corbett upon her conversion of a $100,000 loan made to us in connection with the Loan Transaction, and (ii) up to 1,000,000 shares which may be issued to Ms. Corbett upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share, other than having made the above loan, Ms. Corbett does not have a material relationship with the Company.
(10) Represents (i) up to 1,000,000 shares which may be issued to Mr. Pittman upon his conversion of a $100,000 loan made to us in connection with the Loan Transaction, and (ii) up to 1,000,000 shares which may be issued to Mr. Pittman upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Other than having made the above loan, Mr. Pittman does not have a material relationship with the Company.
(11) Includes (i) up to 715,000 shares which may be issued to Mr. Colin upon his conversion of a $50,000 loan made to us in connection with the Loan Transaction, and (ii) up to 715,000 shares which may be issued to Mr. Colin upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.07 per share. Other than being a current shareholder of the Company and having made the above loan, Mr. Colin does not have a material relationship with the Company.
(12) Includes (i) up to 500,000 shares which may be issued to Ms. Donahoo upon her conversion of a $50,000 loan made to us in connection with the Loan Transaction, and (ii) up to 500,000 shares which may be issued to Ms. Donahoo upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Ms. Donahoo became our Vice President of Operations in October 2001.
(13) Includes (i) up to 500,000 shares which may be issued to Mr. Szabo upon his conversion of a $50,000 loan made to us in connection with the Loan Transaction, and (ii) up to 500,000 shares which may be issued to Mr. Szabo upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Mr. Szabo became our president and treasurer, and a director of our Company in April 2001. Mr. Szabo has been the president of Xenogenics since June 2000.
(14) Represents (i) up to 200,000 shares which may be issued to Mr. McDonald upon his conversion of a $20,000 loan made to us in connection with the Loan Transaction, and (ii) up to 200,000 shares which may be issued to Mr. McDonald upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Other than having made the above loan, Mr. McDonald does not have a material relationship with the Company.
(15) Includes (i) up to 50,000 shares which may be issued to Ms. Palley upon her conversion of a $5,000 loan made to us in connection with the Loan Transaction, and (ii) up to 50,000 shares which may be issued to Ms. Palley upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Other than being a current shareholder of the Company and having made the above loan, Ms. Palley does not have a material relationship with the Company.
  *  Indicates less than 1%.

                                       8
===============================================================================

                             PLAN OF DISTRIBUTION

     The Selling Stockholders may offer all or a portion of their shares offered by this prospectus for sale, from time to time, pursuant to this prospectus, in one or more private negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. The Selling Stockholders may effect these transactions by selling shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.

     To our knowledge, the Selling Stockholders have not made any arrangements with any brokerage firm for the sale of the shares. The Selling Stockholders have advised us that they presently intend to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, the Selling Stockholders may also dispose of the shares through one or more of the other methods described above.

     The Selling Stockholders may be considered "underwriters" within the meaning of the Securities Act in connection with the sale of their shares.
Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by the Selling Stockholders and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the Selling Stockholders may be considered to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholders may be subject to the prospectus delivery requirements of Section 5 of the Securities Act for transactions involving the sale of our common stock.

     We have informed the Selling Stockholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), may apply to their sales in the market. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other person
distributing our common stock.   Furthermore, Regulation M may restrict the
ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period beginning five business days prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M, among other things, generally prohibit certain participants in a distribution from bidding for, purchasing or inducing any person to bid for or purchase, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security. We have provided the Selling Stockholders with a copy of such rules and regulations. The Selling Stockholders have informed us that they will not be engaging in short selling of their shares. The shares offered hereby are being registered pursuant to our contractual obligations and we have agreed to pay the expenses of the preparation of this prospectus. We have also agreed to indemnify the Selling Stockholders against certain liabilities, including, without limitation, liabilities arising under the Securities Act.


                              LEGAL PROCEEDINGS

     Jack Schaps, trustee of A. Jack Schaps Estate Trust, filed suit against us and our legal counsel on February 13, 2001 in the Superior Court of California. Schaps, a stockholder of Exten, alleges that the defendants negligently lost, and failed to replace in a timely manner, his stock certificate for 625,000 shares of our common stock that he had delivered to us for redelivery to Continental Stock Transfer Company, our former transfer agent. Schaps is seeking $600,000 in damages for the loss in potential profits on the stock during the period in question. We believe that there are meritorious defenses to the claim and we intend to vigorously defend the lawsuit. The Company's potential liability is entirely covered by insurance.

                                       9
===============================================================================

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following persons are our current directors, executive officers and significant employees:
        Name            Age                      Position
--------------------    ---    -----------------------------------------------
W. Gerald Newmin         64    Chairman of the Board, Chief Executive Officer,
                               Secretary and Director

Jerry G. Simek           57    Director

Ed Sigmond               42    Director

Gregory F. Szabo         48    President, Treasurer and Director

Sharon A. Donahoo        45    Vice President of Operations

     W. GERALD "JERRY" NEWMIN began as a consultant to the Board of Directors of Exten in June 1995. On December 1, 1995, he was elected Chairman of the Board of Directors, Chief Executive Officer, and President of Exten.
He currently serves as our Chairman, Chief Executive Officer and Secretary.
Mr. Newmin is the Secretary and a Director of both Xenogenics and a director of MultiCell Technologies. Mr. Newmin serves on the Board of SYS and is Chairman and Chief Executive Officer of SYS, a defense systems company in San Diego, California, which is publicly traded on the OTC Bulletin Board. Mr. Newmin is past Chairman of the Board of the Corporate Directors Forum, a non-profit organization of over 200 California Board members, which promotes excellence in corporate governance. He co-founded and serves on the board of the Corporate Governance Institute at San Diego State University. From 1984 to 1987,
Mr. Newmin was President of HealthAmerica Corporation, then the nation's largest publicly held HMO management company. From 1977 to 1984, he was President of International Silver Company, a diversified multi-national manufacturing company that he restructured. From 1973 to 1977, Mr. Newmin was Vice President and Western Regional Director for American Medicorp, Inc., and managed 23 acute care hospitals in the Western United States. From 1962 to 1973, at Whittaker Corporation, Mr. Newmin held senior executive positions, including Chief Executive Officer of Production Steel Company, Whittaker Textiles Corporation, Bertram Yacht Corp., Narmco Materials Corp., and Anson Automotive Corp., and was instrumental in Whittaker's entry into the United States and international health care markets. Mr. Newmin has a Bachelor's degree in Accounting from Michigan State University.

     ED SIGMOND was elected to the Board of Directors of Exten in 1999.
He has been in sales, marketing and operations management for the past
18 years. He is President of Kestrel Development and has been an entrepreneur, investor and real estate developer in the Dallas, Texas area since 1994.
From 1992 to 1996, Mr. Sigmond was President of American Machine and Bearing of Dallas, TX. Prior positions included Assistant to President of Alpha Aviation, Dallas, TX, 1990-1992; Founder and President of Specialty Food Products, Arlington, TX, 1987-1990; and Vice President/Regional Manager of Geodata Corporation, Houston, TX 1981-1987. He has varied negotiation, sales, marketing, managerial and operational skills with existing and startup operations. He studied Marketing and Chemistry at Duquesne University.

     JERRY SIMEK was elected to the Board of Directors of Exten on March 20, 1998. From June 16, 1998 to April 19, 2001, he served as Exten's President, Chief Operating Officer and Treasurer. Mr. Simek has been President of JGS Management Group since 1984, specializing in strategic planning, financial management, business/corporate development and international business. He has successfully directed and implemented company reorganizations, refinancing programs and company turnarounds, as well as market development, acquisition and divestiture programs. Mr. Simek was past President of a San Diego public medical electronics manufacturing company and facilitated its turnaround and funding. Mr. Simek has over thirty years of management experience with major multinational companies in the medical, energy, electronics and aerospace industries. He has worked for such medical companies as Baxter and Johnson & Johnson. He has facilitated raising capital in public, private and start-up ventures; has identified and established joint venture transatlantic manufacturing, trading company and joint licensing programs, and has established and implemented multimillion dollar project management and manufacturing expansion programs. Mr. Simek has been a Director and/or Management Advisor for other public and private companies in the United States and the United Kingdom. He has a B.S. from Illinois Institute of Technology and MBA from Pepperdine University.

                                      10
===============================================================================

     GREGORY F. SZABO was appointed Exten's President and Treasurer on
April 19, 2001, and was appointed MultiCell Technologies' Chief Executive Officer and Secretary on September 15, 2001. From June 2000 to the present, he has served as President of Xenogenics Corporation, our majority-owned subsidiary. He has 20 years of experience in the medical device industry, including FDA product submission and insurance reimbursement experience plus sales, marketing and management responsibilities. From January 2000 to June 2000, Mr. Szabo worked as an independent management consultant for several companies, including Exten. Prior to joining Exten and Xenogenics, Mr. Szabo was President and Chief Executive Officer of Titan Scan where he managed the medical sterilization and food pasteurization business from June 1998 until January 2000. From January 1997 until June 1998 he was President and Chief Executive Officer of Goulter Medical Inc. He has also held senior management positions at Comfort Clinic, Bio Clinic, Zimmer, and Becton Dickinson. He holds a Masters in Management from Drucker Graduate School, Claremont University, Claremont, CA.

     SHARON A. DONAHOO, age 45, was appointed our Vice President of Operations in October 2001. Ms. Donahoo is responsible for corporate wide business operations. Prior to joining Exten, Ms. Donahoo was Vice President of Corporate Communications and Investor Relations at Titan Corporation beginning in 1998. Ms. Donahoo began her career at Validity Corporation, working in a variety of positions culminating in her serving as Secretary and Vice President of Administration and Human Resources.

KEY EMPLOYEES

     Our key employees are as follows:

     RONALD A. FARIS, PHD, age 48, serves as President and Chief Science Officer for MultiCell. He is presently an Associate Professor of Pediatrics and Pathology at Brown University and is the Director of Pediatric Oncology Research at Rhode Island Hospital, where he has been employed since 1985. Dr. Faris is a leading investigator developing methodologies for the identification and isolation of liver stem cells. His research program is funded by the National Institutes of Health. Dr. Faris earned his doctorate in Nutritional Toxicology and Biochemistry from Cornell University and is currently on the editorial board of Hepatology Magazine.

     JIN LIU, M.D., age 45, has spent the past eight years as senior staff scientist of MultiCell and is the co-inventor of the HepLiu porcine hepatocyte cell line. Her primary research focus is the application of recombinant technology to create human cell lines uniquely suited to therapeutic applications. Dr. Liu is responsible for a team working on human hepatocyte cloning, genetic manipulation of liver cells and the culturability and usefulness of such cells in tests. Dr. Liu is also responsible for development and implementation of biocellular analytical guidelines. Dr. Liu received her Medical Degree from Sun Yat-Sen University and an advanced Medical Degree from Peking Union Medical College Graduate School.

     BARBARA CORBETT, age 54, has served as our Marketing and Investor Relations Manager since 1997. Ms. Corbett is a Certified Business Communicator and past founder and owner of Corbett Advertising, Inc., in Detroit, providing marketing communications and public relations for an international clientele including hospitals and private medical groups. She has also held other marketing positions, been president of three trade association groups, served on community and non-profit boards, taught college level marketing, and has extensive corporate communications and sales experience. Ms. Corbett has a B.A. in Political Science from Antioch University.

     There are no existing requirements regarding the composition of the board of directors or any committees thereof.

                                      11
===============================================================================

EMPLOYMENT AGREEMENT WITH RONALD FARIS

     On September 13, 2001, we entered into an Employment Agreement with
Ronald Faris, the President and Chief Science Officer of MultiCell.
The Agreement expires on September 12, 2004 and requires Mr. Faris to devote a minimum of 60% of his business time to Exten and MultiCell. The Agreement recognizes that Mr. Faris will continue to work at Rhode Island Hospital under a grant from the National Institutes of Health, until March 31, 2005, when the grant expires. The Agreement provides for an annual base salary of $147,000 which will be reviewed annually, a one-time grant of up to 200,000 shares of our common stock and a one-time grant of incentive stock options for 250,000 shares of our common stock. Mr. Faris will participate in our annual bonus program, which allows him to earn up to an additional 50% of his base salary payable in cash, based on his, as well as the Company's and division's, achievement of certain performance goals. If Mr. Faris ceases to perform work for Rhode Island Hospital in order to spend a greater percentage of his time at MultiCell, his salary will be readjusted accordingly.

                                      12
===============================================================================

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation earned by our Chief
Executive Officer and each other executive officer whose total compensation exceeded $100,000 for fiscal year 2001, for services rendered in all capacities to Exten for each of the last three fiscal years.  All the individuals named in the table will hereinafter be referred to as the "Named Executive Officers."
                                       Annual Compensation            Long-term Compensation
                                  ------------------------------   ---------------------------
                                                                             Awards
                                                         Other     ---------------------------
                                                         Annual                    Securities
                                                         compen-    Restricted     Underlying
Name and                           Salary     Bonus      sation       stock         Options/
principal position         Year     ($)        ($)       ($)(1)    award(s) ($)     SARs (#)
------------------------   ----   --------   --------   --------   ------------   ------------
W. Gerald Newmin,
Chairman of the Board,     2001      -0-       -0-         -0-          -0-          500,000
Chief Executive Officer,   2000      -0-       -0-      $ 48,424        -0-          825,000
Secretary and Director     1999      -0-       -0-      $ 94,285        -0-            -0-

Gregory F. Szabo
President, Treasurer,      2001   $145,000     -0-      $ 30,000        -0-          400,000
Director                   2000   $ 60,000     -0-      $ 15,000        -0-          250,000

------------------------------

(1) Represents the fair market value of shares of our common stock paid in lieu of cash based on the closing market price of our common stock on the date of approval by our board of directors.

STOCK OPTION GRANTS IN FISCAL YEAR 2001

     The following table sets forth information concerning stock options granted in the fiscal year ended November 30, 2001 to the Named Executive
Officers.
                      Number of        Percent of
                      Securities     Total Options/
                      Underlying      SARs Granted     Exercise of
                     Options/SARs    to Employees in    Base Price   Expiration
Name                 Granted (#)       Fiscal Year       ($/Sh)         Date
-----------------   --------------   ---------------   -----------   ----------
W. Gerald Newmin       500,000            22.7%           $0.115       7/11/05
Gregory F. Szabo       400,000            18.1%           $0.115       7/11/05

                                      13
===============================================================================

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table presents information for the Named Executive Officers with respect to stock options exercised during fiscal year 2001 and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001 AND FISCAL YEAR END OPTION
VALUES
                                              Number of
                                              Securities         Value of
                                              Underlying       Unexercised
                                              Unexercised      In-the-Money
                      Shares                  Options at        Options at
                     Acquired                 Fiscal Year       Fiscal Year
                        on        Value      End 11/30/01         End ($)
                     Exercise   Realized     Exercisable/      Exercisable/
Name                    (#)        ($)       Unexercisable     Unexercisable
------------------   --------   --------   -----------------   -------------
W. Gerald Newmin       None         0      166,667/1,325,000        0/0
Gregory F. Szabo       None         0       83,333/  650,000        0/0

COMPENSATION OF DIRECTORS

     Our bylaws authorize our board of directors to fix the compensation of directors for services related to their membership in board committees and allow the reimbursement of expenses of directors for their attendance at each meeting of our board of directors. Beginning January 1, 1994, we paid all directors a fee of 10,000 shares of our common stock per calendar year.
On August 17, 1995, the board of directors adjusted the fee to 12,000 shares per month. On February 15, 2000, the board of directors resolved that each board member would receive the equivalent of $2,000 in our common stock for each board meeting in which such director participates. Additionally, during fiscal year 2000, Gregory Szabo, Ed Sigmond and Jerry Simek were each granted stock options for 250,000 shares exercisable at $0.21 per share; these options vest over 3 years and expire on May 17, 2004. During fiscal year 2001, Ed Sigmond and Jerry Simek were each granted stock options for 250,000 shares, exercisable at $0.115 per share; these options vest over 3 years and expire on July 11, 2005. The option grants were in addition to the meeting compensation.

     Jerry Simek, a director, works for Exten under a Contractor/Management Consulting Agreement with JGS Management Group, Inc., of which Mr. Simek is President. The agreement provides that Mr. Simek will be paid at the rate of $50.00 per hour, which will be converted into our common stock at the end of each month using the common stock price on the last day of the month.
Mr. Simek received 372,318 and 1,688,140 shares in fiscal years 2001 and 2000 under the terms of that agreement.

                                      14
===============================================================================

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 2001, certain information as to shares of our common stock owned by (i) each person known to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and named executive officers, and (iii) all of our executive officers and directors as a group.  Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 425 W. 5th Avenue, Suite 201, Escondido, California 92025.
                                                             Number of      Percentage
                                                               Shares        of Class
Name and Address of                                         Beneficially   Beneficially
Beneficial Owner (1)                       Title             Owned (2)        Owned
--------------------------------  ------------------------  ------------   ------------
W. Gerald Newmin (3)              Chairman of the Board,      21,423,251       20.1%
                                  Chief Executive Officer,
                                  Secretary and Director

Jerry G. Simek(4)                 Director                     2,163,015        2.2%

Gregory F. Szabo(4)               President, Treasurer and     1,485,942        1.5%
                                  Director

Ed Sigmond(5)                     Director                       307,499         *

Kestrel Equity Partners Ltd.(6)                                8,000,000        8.2%

Clifton L. Cooke, Jr. (7)                                      8,000,000        8.2%

The Estate of Hugo O. Jauregui (8)                             8,725,000        9.0%

All executive officers and
   directors as a group
   (four persons)                                             25,379,707       23.7%

------------------------------

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group.
(2) Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable.
(3) Does not include shares of our common stock owned by Mr. Newmin's spouse, over which Mr. Newmin disclaims beneficial ownership.
(4) Includes 83,333 shares issuable under options which are exercisable on or within 60 days of December 31, 2001.
(5) Includes 83,333 shares issuable under options which are exercisable on or within 60 days of December 31, 2001. Does not include shares of our common stock owned by Kestrel Equity Partners Ltd., for which Mr. Sigmond serves as Managing Partner.
(6)  Kestrel Equity Partners, Ltd. is a limited partnership investment fund;
     Ed Sigmond, one of our directors, is its Managing Partner. Its address is 2808 Cole Ave., Dallas, TX 75204.
(7)  Includes 5,000,000 shares of the Cooke Family Trust for which
     Clifton Cooke is a Trustee.
(8)  The trustees of the Estate are Candice L. Dyer, M.D. and
     Timothy Van Johnson.
  *  Less than 1%.

                                      15
===============================================================================

                          DESCRIPTION OF SECURITIES

     The following description summarizes some of the terms of our capital stock and provisions of our amended Certificate of Incorporation and Bylaws, which have previously been filed with the Commission, and is qualified in its entirety by reference to our amended Certificate of Incorporation and Bylaws.

     Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, there were 97,280,726 shares of our common stock outstanding and held of record by approximately 6,500 holders. There is no preferred stock outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to this registration statement will be fully paid and non-assessable.

PREFERRED STOCK

     Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock without any further vote or action by stockholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any additional shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203 of the Delaware General Corporation Law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991.

                    INTEREST OF NAMED EXPERTS AND COUNSEL

     None.

                                      16
===============================================================================

             DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the following provision, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that such a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Our amended Certificate of Incorporation requires us to indemnify each of our directors, officers and employees, whether or not then in office, with respect to expenses reasonably incurred by such persons in any threatened, pending or completed actions or proceedings and appeals, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the Delaware General Corporation Law or other applicable law, as such law now exists or may hereafter be adopted or amended.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     JGS Management Group, Inc. (JGS), of which Jerry G. Simek, a Director of Exten, is the President, provides services to Exten pursuant to a finders fee agreement with Exten. The agreement provides that JGS will be compensated pursuant to an established formula for the introduction of investors who actually invest in Exten or lend Exten money. During fiscal year 2001, we issued a total of 372,318 shares of our common stock to Mr. Simek pursuant to this agreement.

     In August 2001 we borrowed an aggregate of $1,085,000 in order to finance the acquisition of MultiCell. Of this amount, we borrowed $450,000 from Mr. Newmin, our chairman and Chief Executive Officer, and $50,000 from
Mr. Szabo, our President, in connection with a note offering for purposes of raising funds to consummate the acquisition of MultiCell. The loans bear interest at the rate of 10% per annum, with all principal and accrued interest due and payable in August 2004.

     Mr. Newmin and Mr. Szabo each may convert his loan into shares of our common stock prior to the due date of the loan at the following conversion rates (i) $.10, if converted during the first twelve (12) months after the date of this Agreement; (ii) $.15, if converted after the twelfth (12th) and through the twenty-fourth (24th) month of this Agreement; and (iii) $.20, if converted after the twenty-fourth (24th) month and prior to the maturity date.

                                   BUSINESS

We were incorporated in Delaware on April 28, 1970 under the name "Exten Ventures, Inc." We are a holding company that is focusing on medical products and associated research and development activities. Our primary focus has been the development of a Bio-synthetic liver device through our majority-owned subsidiary, Xenogenics Corporation. This technology will take approximately three to five years to develop and commercialize. With our recent acquisition of MultiCell and its development of liver-related cell lines, we are expanding our focus on liver-related research and technologies. Our strategic plan is to acquire other medical technologies in order to generate sufficient cash flow to support our general operations, while the liver technology referenced above proceeds through the final research and development stages and government regulatory approval processes. We intend to pursue business opportunities with a focus on companies that have medical products that have already received government approval.

                                      17
===============================================================================

BACKGROUND

     There are about 100 existing varieties of liver disease, including alcoholic liver disease, cirrhosis, liver cancer (the most prevalent cancer worldwide), auto-immune hepatitis and Hepatitis A through G. As reported by the American Liver Foundation, over 600,000 serious new cases of liver disease are diagnosed worldwide each year. Hepatitis is now being considered an epidemic with 250,000 new cases of people becoming infected each year in the United States. It is expected to severely strain the American medical system and overtake AIDS as a cause of death by 2010. Hepatitis B virus is estimated to have 1.2 million carriers in the United States. About two percent of these cases will result in liver failure for which liver transplantation has thus far been the only viable option. Hepatitis C Virus ("HCV"), which is the leading indication for liver transplantation in the United States, currently affects about 4 million people in the United States. It is estimated that about
10,000 Americans die each year from complications of HCV alone.

     Currently, patients suffering from advanced liver failure who are either not whole organ transplant candidates or who cannot find an available organ in a timely fashion have no prospect for survival. A device containing functional liver cells, which can be connected to the patient's vascular system, has been shown to positively affect the patient's ability to survive. These extracorporeal liver assist devices ("LADs") are in the initial stages of clinical studies. LADs use hepatocytes or liver cells from humans and/or specially bred porcine or pig cells to perform therapeutic functions, which cannot be performed by the liver of a patient suffering from liver disease.

     Hepatocytes are among the most biochemically complex cells in the human body and play an important role in the processing of carbohydrates, amino acids, proteins, lipids and nucleic acids. The hepatocyte is also the major player in the activation or inactivation of foreign toxic substances in the human body (xenobiotics). Immortalized or cloned hepatocytes are able to perform liver functions consistently "off-line" for patients with impaired livers. Primary porcine hepatocytes must be isolated from the whole animal organ by a complex procedure and are, therefore, of variable quality, whereas cell lines are cultured, and as such, have more controllable characteristics. Another main advantage of using a cell line to assist in the research and treatment of liver disease is the capacity to sustain cell growth indefinitely, which is not yet possible with primary hepatocyte cultures.

XENOGENICS CORPORATION

     Xenogenics Corporation, which was incorporated in 1997, is Exten's 61.7%- owned subsidiary and owns all of the rights to the Sybiol Bio-synthetic liver device for which a patent is pending in 15 countries, including the United States. This technology was originally developed by Cedars Sinai Medical Center. We acquired all rights to the technology in 1996, which we subsequently transferred to Xenogenics. The underlying concept of the device is that the artificial liver can act as a substitute liver for a patient whose liver is healing from injury or disease. The device is also intended for use as an artificial liver "bridge" for transplant patients awaiting a donor organ. In addition, the device may be used to assist and improve the quality of life for patients with chronic liver disease or episodic liver trauma. We and certain research partners received a grant from the National Institutes of Health in 2001 to help fund specific joint research on a new design for the device. We will initiate the regulatory approval process for the device once the new product design process is completed. The regulatory approval process is expected to last from three to five years, which means that the Sybiol device will not be ready to be marketed before the end of 2005, at the earliest.

     The Sybiol Bio-synthetic liver device is intended to operate outside of the human body (ex vivo or extracorporeally) where it is intended to perform some of the complex and vital functions of the human liver. The physical connection to the patient is similar to that done in renal dialysis, where the patient is hooked up to a machine that performs the same key functions as those of the target organ. The device incorporates a biological metabolic process and is based on the concept of a dynamic circulating hepatocyte loop. This approach allows for monitoring and correcting of the hepatocyte environment to maintain an efficient and continuous metabolic process. In the hepatocyte loop, factors such as pH, oxygen content and temperature, which are critical to the viability of the therapeutic liver cells, are monitored and adjusted. In addition, the hepatocytes can be replenished without interrupting the process.

                                      18
===============================================================================

     Xenogenics has a Research and Development Agreement and a Supplier Agreement with MultiCell under which MultiCell will supply an engineered porcine liver cell line and optimize the interface between this cell line and the Sybiol Bio-synthetic liver device. This cell line is expected to eliminate variability in patient treatment and limit the viral risks associated with primary hepatocytes.

     Dr. John Brems, Chairman of our Scientific Advisory Board, oversees the liver transplant program at Loyola University Medical Center, Chicago, Illinois and has established an artificial liver research program focusing on our liver technology. The Scientific Advisory Board consists of experts who are able to give us guidance and counsel on scientific and medical matters. Scientific Advisory Board members also include Dr. Donald Cramer, DVM, and Ph.D., director of Transplantation Research at Children's Hospital in Los Angeles;
Dr. David Van Thiel, MD and Director of Liver Transplantation at Loyola;
Dr. Amy Friedman, MD, Chief, Liver Transplantation, Yale-New Haven Hospital and Dr. Alessandra Colantoni, Research Associate, Liver Transplant Service, Loyola University.

     In fiscal year 2000, our research and development costs were $184,672. Research and development costs during fiscal year 1999 were $145,940.

MULTICELL TECHNOLOGIES, INC.

     MultiCell, which was founded in 1995 and which we acquired in September 2001, is dedicated to the development and commercialization of hepatic cells and cell lines for use in diagnostic and therapeutic products. MultiCell's technology is demonstrated in its initial product, the HepLiu cell line, which was developed in 1998. Originally derived from primary porcine hepatocytes, the HepLiu immortalized or cloned cell line retains its primary functionality without becoming prone to the development of tumors or other irregularities. It remains appropriate for clinical use and can be expanded into working (product supply) and master (storage) cell banks.

     The HepLiu porcine and human cell lines offer the following advantages:

          * HepLiu cells offer reproducibility, unlike primary cells which must be isolated from animal or human organs and often have significant donor-to-donor variability and contamination.

          * They do not require special culture techniques, equipment or special surface modifications.

          * HepLiu cells require fewer supplements for their culture media than competitive techniques. Consequently, the technology to grow these cells is less costly and is subject to a simplified regulatory approval process.

     HepLiu cells are targeted for use in LADs and have reduced the need for continuous procurement and quality testing of primary cells from whole livers. As such, we believe that these cell lines have cost and quality control advantages over primary cell sources. In addition, we believe that the ability to grow cells either directly in a LAD or in a large scale bio-reactor will provide functional, regulatory and marketing advantages to cell users. For example, immunologically modified cells may be used to "seed" a damaged liver using cellular transplantation. Such transplants could repopulate the liver with functional tissue and eliminate the need for whole organ transplantation or chronic extracorporeal treatment.

     Currently, LAD function depends upon primary porcine hepatocytes isolated as a result of a complex process involving separation of cell types from the whole organ. The use of primary cells has a number of challenges (such as cost, quantity, storage, cleanliness and diet of animals to be sacrificed) that potentially limits scale-up from the current preclinical and clinical phases to large scale commercialization. MultiCell's technology has provided a functional porcine hepatocyte cell line that is created by means of culturing and cloning processes. Working in conjunction with selected partners in the development and commercialization of LADs, we believe that MultiCell's initial product will enable the "industry leaders" of LADs to introduce a viable product for FDA review and to adequately meet market demand.

     Although porcine cells are sufficient for short-term treatment of liver failure, prolonged or chronic external or internal use where porcine proteins are undesirable requires a cell less likely to cause an immune system reaction. Supported by federal grants, MultiCell has developed a series of human hepatic cell clones with applications for testing of pharmaceuticals, cell transplantation and chronic treatment of liver failure. MultiCell's cell lines will be used to create cell culture-based products to test the toxicity of compounds whose bioactivity or toxicity is currently observable only after being processed by the liver as well as to test and screen new pharmaceutical compounds which must currently be tested using costly animal models, which are often poor predictors of actual clinical outcomes.

                                      19
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

     PRODUCT FOCUS
     -------------

          MultiCell has chosen to focus on the development of cell lines for:

     LADs .

          LADs are for the most part based on primary porcine hepatocytes.
The quality control, cost and supply issues make the use of primary tissue both inconsistent in its performance and expensive to commercialize.

     CELL TRANSPLANTATION.

          Cells for cellular transplantation will aid liver function anomalies or replace selected whole organ transplantation. These cells will need to be modified so as not to cause an immune reaction from the recipient.

     IN VITRO TOXICOLOGY TESTING.

          A number of substances which prove to be toxic to humans and animals are actually less toxic or non-toxic until their chemical structure is converted or processed by the liver. In the process of "cleaning" the foreign substance these compounds become either toxic to the liver or systemically toxic. The ability to test such compounds has historically been limited to extrapolating live animal experimental data to potential effects on humans. This extrapolation is often difficult and inaccurate. MultiCell can produce living functional human liver cells, which will provide the ability to test or screen potential poisons with significantly greater accuracy.

     NEW DRUG SCREENING - PHARMACEUTICAL IN VITRO TESTING

          Driven by industry need, commercial interest in well-defined, mammalian liver cells in long-term cultures has increased in the past 10 years. The prediction of the metabolic processes associated with the response of humans under a new therapeutic treatment is usually based upon the administration of the drug in question to an animal model. Extrapolation of these results to humans is questionable since there are significant well-known quantitative and qualitative species-to-species deficiencies in the response of hepatocytes to drugs. If a truly predictive in-vitro test were available, it would be used both to help screen drug candidates and, following the identification of lead drug compounds, as an informational means to analyze a drug structure/activity relationship for better design of drugs with reduced toxicity.

          In 1997, MultiCell was awarded a Rhode Island state grant to explore the potential commercial use of HepLiu cells. In 1998, MultiCell further supplemented its funding by obtaining a $1.4 million federal grant to expand its research and development efforts to characterize or define its novel human cell lines for liver support therapies. This grant expired on December 31, 2000. MultiCell has also received grants from the National Institutes of Health for research on the HepLiu cell line. Corporate sponsored contract research as well as federal Small Business Innovative Research awards have allowed MultiCell to continue the growth and development of engineered liver cell lines. As of July, 2001, all of these grants have expired.
MultiCell plans to pursue additional grant opportunities. In fiscal year 2000, MultiCell spent $835,955 on research and development and in fiscal year 1999, MultiCell spent $435,211 on research and development.

MARKET

     Based on projected liver failure rates of the estimated 1.2 million carriers of Hepatitis B virus and the estimated 4 million carriers of HCV in the United States, we believe that the potential market for artificial liver support will be approximately $100 million annually in the United States.

                                      20
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

     Based on current transplant levels and product cost estimates provided by LAD manufacturers, the existing short-term applications serviced by cadaveric organs represent a $30 to $45 million market in the United States. A similar market is estimated for Europe. With the ability to provide long-term treatment, the United States and European market opportunity is estimated by the periodical "Medical Device Industry" to approach $1 billion. Japan is undefined as yet due to religious taboos associated with organ transplantation; however, it is believed that cell line use may provide an alternative to the currently unacceptable practice of whole organ transplantation for the Japanese healthcare industry.

COMPETITION

     We are engaged in businesses characterized by extensive research efforts, rapid technological change, and intense competition. Competitors of ours are as follows:

     Circe Biomedical (previously a wholly owned W.R. Grace subsidiary) had a device using porcine primary cells in Phase III clinical studies. These studies have been halted as results proved statistically insignificant. The future of the company is not known at this time.

     HemoTherapies, Inc. (formerly Hemocleanse), has a filtration device, which has been granted FDA approval for liver dialysis. The company has recently declared bankruptcy and has not emerged with a reorganization plan as of yet.

     VitaGen (formerly Hepatix) is currently running Phase I/II clinical trials with its ELAD device, which uses cloned human liver cells. The limited functionality of these cells along with their potential tumor producing tendencies is expected to obstruct the commercialization of their device.

     In Europe, Braun Inc. has demonstrated interest in supporting the development of a complicated and sophisticated hollow fiber device, which has already been used to treat two patients.

     To our knowledge, there is no approved affordable mass produced live-cell artificial liver device currently available on the world market. Our device is intended to closely replicate human liver functions and not just to function as a blood-cleaning device. We believe that the differences in design between existing products and the Sybiol device will result in the Sybiol device achieving commercial success that will ultimately benefit our stockholders.

COMMERCIALIZATION

     Upon completion of the human clinical trial for the Sybiol Bio-synthetic liver device, Xenogenics plans to partner with a major corporation to commercialize the technology. Xenogenics will most likely seek a partner with experience in the renal dialysis market. Since the greatest opportunity for potential sales of the Sybiol Bio-synthetic liver device lies with the market for patients with chronic liver disease, a company already possessing facilities for outpatient treatment would be the logical partner for Xenogenics. The initial focus will most likely be a company based in the United States, since reimbursement for treatment will be easier to obtain. The Pacific Rim will be an important market to penetrate, however, because of its significant incidence of hepatitis.

     MultiCell seeks to achieve its goal of commercialization of cell lines by collaborating with leading LAD manufacturers, pharmaceutical companies and testing/diagnostic companies through corporate and marketing agreements and licensing agreements. Notwithstanding this strategy, MultiCell intends to maintain its development focus while diversifying its commercialization risk by establishing select evaluation/development agreements with LAD manufacturers and pharmaceutical companies. Since there are no regulatory barriers for laboratory use of immortalized or cloned cells, the pharmaceutical industry presents the most immediate opportunity for continued development of MultiCell's cell lines.

                                      21
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
     MultiCell's initial strategy of establishing marketing partnerships for the sales and distribution of its products can be segmented into three distinct areas:

     1. Short term ex-vivo LADs using MultiCell's porcine hepatocyte cell line.

     2.   Long term ex-vivo LADs using MultiCell's human hepatocyte cell line.

     3. Cell cultures and co-cultures for toxicity testing and screening of new drug candidates.

MULTICELL TECHNOLOGICAL DEVELOPMENT STRATEGY
Current
Priority   Product Opportunity      Commercialization Approach              Competition
--------   --------------------   ------------------------------   ------------------------------
    1      Toxicology/            * License cell banks to          * Currently slow and expensive
           Pharmaceutical           drug companies to enable         in-vivo animal testing
           Test Kits                in-house screening             * Animal cell-based studies
                                  * Partnership with diagnostic      which do not reflect
                                    labs                             in-vivo hepatic conversion
                                  * Manufacture and distribute       in humans
                                    test kits

    2      Therapeutic Proteins   * License to pharmaceutical      * Minimal
                                    companies
                                  * Manufacture in-house

    3      Extracorporeal Liver   * Partnership with LAD           * To date no competitors have
           Support                  manufacturers                    been able to successfully
                                  * Enable device technology for     treat chronic liver disease
                                    cell sales and royalty           patients
                                    structure

    4      Cell Transplantation   * Form alliance with             * Minimal clinical experience
           (Stem/ immortalized)     encapsulation and                to date
                                    immunomodulation companies     * Successful animal studies

                                      22
===============================================================================

PATENTS AND PROPRIETARY TECHNOLOGY

     Any proprietary protection that we can obtain and maintain will be important to our proposed business. A patent application is presently pending under the Patent Cooperation Treaty in 15 countries, including the United States on the process utilized by the Sybiol Bio-synthetic liver device.
The Sybiol trademark is registered in the United States Patent and Trademark Office, number 2,048,080.

     MultiCell has an exclusive, long-term license agreement with Rhode Island Hospital for use of the following patents owned by the Hospital related to liver cell lines and LADs:

     US Patent #6,017,760, Isolation and Culture of Porcine Hepatocytes,
          expires January 25, 2017;
     US Patent #6,107,043, Immortalized Hepatocytes, expires August 22, 2017; US Patent #5,043,260, Perfusion Device for Hepatocytes, expires
          August 27, 2008;
     US Patent #4,795,459, Implantable Prosthetic Device (Endothelial) expires
          January 3, 2006;
     US Patent #5,795,711, Cryopreserved Hepatocytes and Process, expires
          August 18, 2015.

     This agreement remains in effect as long as MultiCell pays the annual license maintenance fees as follows:

              Date                         Amount
          ------------                    -------
          July 1, 2001                    $50,000
          July 1, 2002                     50,000
          July 1, 2003                     50,000
          July 1, 2004                     75,000

     Each of the license maintenance fees specified above, may, at the option of MultiCell, be reduced to $10,000 if during the calendar year prior to the date of any such payment, MultiCell satisfies the specific due diligence requirements specified for such calendar year. MultiCell has satisfied the due diligence requirements for the calendar year preceding the July 1, 2001 payment date.

                                      23
===============================================================================

     The original agreement required payment of royalties on licensed products sold and milestone payments within 15 days of the initial occurrence of significant milestones. These payments would have totaled $550,000. As the development focus changed, these milestones have become invalid. Rhode Island Hospital has agreed to new terms as follows: MultiCell shall pay Rhode Island Hospital a royalty of 5% of net sales on all products derived utilizing the patents until Rhode Island Hospital has been paid an aggregate of $550,000. Thereafter, the royalty payment will be 2% for the remaining life of the patents. MultiCell is responsible for all expenses related to prosecution and maintenance of the licensed patents.

NEED FOR GOVERNMENT APPROVAL

     Some of our products will be subject to regulation in the United States by the FDA and by comparable regulatory authorities in foreign jurisdictions. The Sybiol Bio-synthetic liver device will be classified as a "biologic" regulated under the Public Health Service Act and the Food, Drug and Cosmetic Act. The use of HepLiu cells for this application will also be regulated by the FDA. Development of a therapeutic product for human use is a multi-step process. First, animal and in vitro testing must establish the potential safety and efficacy of the experimental product for a given disease. Once the product is found to be reasonably safe and potentially efficacious in animals, suggesting that human testing would be appropriate, an Investigational New Drug ("IND") application is submitted to the FDA. FDA approval, which may in some circumstances involve substantial delays, is necessary before commencing clinical investigations.

     Clinical investigations typically involve three phases. Phase I is conducted to evaluate the safety of the experimental product in humans, and if possible, to obtain early evidence of effectiveness. Phase I studies also evaluate various routes, dosages and schedules of product administration. The demonstration of therapeutic benefit is not required in order to complete Phase I successfully. If acceptable product safety is demonstrated, the Phase II studies are initiated. The Phase II trials are designed to evaluate the effectiveness of the product in the treatment of a given disease and, typically, are well controlled, closely monitored studies in a relatively small number of patients. The optimal routes and schedules of administration are determined in these studies.

     As Phase II trials are successfully completed, Phase III studies will be commenced. Phase III studies are expanded controlled and uncontrolled trials which are intended to gather additional information about safety and efficacy in order to evaluate the overall risk/benefit relationship of the experimental product and provide an adequate basis for physician labeling. These studies also may compare the safety and efficacy of the experimental device with currently available products. While it is not possible to estimate the amount of time that will be required to complete Phase I, II and III studies, this process often lasts several years.

     Following the successful completion of these clinical investigations, the preclinical and clinical evidence that has been accumulated is submitted to the FDA as part of a product license application ("PLA"). Approval of the PLA or IND is necessary before a company may market the product. The approval process can be very lengthy and depends upon the time it takes to review the submitted data and the FDA's comments on the application, and the time required to provide satisfactory answers or additional clinical data when requested.

     In addition to the regulatory framework for product approvals, we are subject to regulation under state and federal law, including requirements regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and may be subject to other present and possible future local, state, federal and foreign regulation, including future regulation of the biotechnology field.

     We have not yet begun human clinical trials for the Sybiol Bio-synthetic liver device. We intend to begin such trials by the end of 2003 upon completion of the redesign and validation of the device. Before human studies may begin, the cells provided for the system by MultiCell will be subjected to the same scrutiny as the Sybiol device. MultiCell will need to demonstrate sufficient process controls to meet strict standards for a complex medical system. This means the cell production facility will need to meet the same standards as those pertaining to a pharmaceutical company for example.

                                      24
===============================================================================

EMPLOYEES

     Currently, we have a total of four full-time employees and one part-time employee. Our subsidiary, Xenogenics, has one full-time employee and our subsidiary, MultiCell, has nine full-time employees. In addition, we use consultants, independent contractors, directors and Scientific Advisory Board members when needed, all of whom are compensated with stock or stock options. We currently lack the personnel that will be necessary for our expected growth. Competition for such personnel is intense and we may not be able to successfully attract, assimilate, or retain sufficiently qualified personnel. In order to attract qualified personnel, we may be required to offer incentives such as stock options, stock awards or other additional non-cash compensation. Our future success will depend on our ability to attract and retain qualified personnel. None of our employees is represented by a labor union and we consider our employee relations to be satisfactory.

                        MANAGEMENT'S PLAN OF OPERATION

     In order to meet our revenue and development goals, certain investments will be needed for Exten, Xenogenics, and MultiCell. During the next
12 months, if all of our currently proposed research projects are undertaken, the combined companies anticipate expenditures to exceed revenues by approximately $2.5 million. We will therefore need to raise additional capital which we anticipate doing by means of a convertible debt instrument.

     Over the next 12 months, Xenogenics anticipates completing at least its preliminary animal trials for the Sybiol Bio-synthetic liver device. The data developed in these trials will be critical in generating interest and investment by potential long-term partners. MultiCell will focus its efforts on commercializing current products and developing new cell lines. These new lines will have applications in all areas including LAD use. We will need to expand into larger facilities for both research and production.

     Certain laboratory and production equipment will be purchased as needed. These purchases will be made cautiously as we begin to expand our market presence. Xenogenics will need to purchase a small number of functional machines based on the new design of the sybiol device. Until the design efficacy is validated however, we will minimize this expense.

     We will likely hire several key employees over the next 12 months. MultiCell will add at least two additional Ph.D. scientists, to augment the skills already in place at the company, along with three additional support employees, and Xenogenics plans to add an engineering manager to coordinate development and regulatory issues.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                    ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Effective May 1, 2001, our board of directors approved the engagement of Swenson Advisors, LLP, as our independent certified public accountants to audit our financial statements for the fiscal year ending November 30, 2001. Hutchinson and Bloodgood, LLP (formerly Logan, Throop & Co., LLP) was the independent certifying accountant previously engaged to audit our financial statements for the fiscal years ended November 30, 2000 and 1999.
On April 27, 2001, we notified Hutchinson and Bloodgood, LLP of their dismissal. The audit reports provided by Hutchinson and Bloodgood, LLP do not contain any adverse opinions or disclaimers of opinion nor were they modified as to uncertainty, audit scope or accounting principles; however, the audit reports for such periods do contain going concern qualifications. There have been no disagreements between us and Hutchinson and Bloodgood, LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures. There were no "reportable events" (as such term is defined in Item 304 of Regulation S-B) that occurred within our two most recent fiscal years.

                                  PROPERTIES

     Our principal executive office is located at 425 W. 5th Avenue, Suite 201, Escondido, California. We lease approximately 2000 square feet of office space for a monthly rent of $2,700. During fiscal year 2001, we provided Xenogenics with offices and clerical services. All of Xenogenic's research and development work is outsourced as discussed elsewhere in this document.

                                      25
===============================================================================

     MultiCell maintains both a Warwick, Rhode Island facility (dedicated to controlled development and manufacture of human cells and cell lines) and a Providence, Rhode Island facility (to maintain its animal cell lines).
The lease for MultiCell's main office and research facility in Warwick requires aggregate monthly payments of $2,797 and expire on February 28, 2002. Thereafter, the lease continues on a month to month basis. MultiCell has a lease agreement with Rhode Island Hospital for use of laboratory facilities and equipment located in Providence, requiring monthly payments of $4,200, which expires on December 31, 2001 and continues on a month to month basis until written notice is given. We are currently reviewing potential new sites to consolidate our operations and allow for our planned growth over the next few years.

     We own 202 undeveloped lots in the Grand Canyon development in Valle, Arizona, approximately 70 miles south of the Grand Canyon, which were acquired by prior management as a tangible asset. We are currently in arrears on back taxes and interest on this land. A tax sale for back taxes is pending and we have been unable to obtain a current appraisal of the fair market value of the land. We currently have no policy of further acquisition of land for capital gain or income.

                           MARKET FOR COMMON STOCK

     Our common stock is traded on the OTC Bulletin Board under the symbol "EXTI." Our stock is considered penny stock and is, therefore, subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. Penny stock is defined as any equity security not traded on a national stock exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Additional disclosure is required in connection with any trades involving a stock defined as a penny stock (subject to certain exceptions), including the delivery, prior to any such transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction.

     The table set forth below presents the high and low bid prices of our common stock for the periods indicated based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                   Trading Period                    High      Low
          -------------------------------------      ----      ---
          December 1, 1999 - February 29, 2000       1.26      .03
          March 1, 2000 - May 31, 2000                .94      .19
          June 1, 2000 - August 30, 2000              .34      .14
          September 1, 2000 - November 30, 2000       .24      .12
          December 1, 2000 - February 28, 2001        .19      .10
          March 1, 2001 - May 31, 2001                .19      .10
          June 2, 2001 -August 31, 2001               .16      .09
          September 1, 2001 - November 30, 2001       .16      .09

     On February 5, 2002, the last reported bid price of our common stock was $0.105.

HOLDERS

     As of the date of this prospectus, there were approximately 6,500 holders of record of our common stock.

DIVIDEND POLICY

     We did not declare or pay any dividends on our capital stock for fiscal years 2000 and 1999 and we do not expect to pay any cash dividends for the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of our board of directors.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Jeffers, Shaff & Falk, LLP, Irvine, California.

                                      26
===============================================================================

                                    EXPERTS

     Our financial statements at November 30, 2000 and November 30, 1999 included in this registration statement have been audited by Hutchinson and Bloodgood, LLP (formerly Logan, Throop & Co., LLP), independent certified public accountants, to the extent and for the period set forth in their reports, which include explanatory paragraphs regarding our ability to continue as a going concern, as described elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby.
This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.
For further information with respect to Exten and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street N.W., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

     We are also subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms and the website of the Commission referred to above.

                                      27
===============================================================================

                         INDEX TO FINANCIAL STATEMENTS

EXTEN INDUSTRIES, INC.:
CONDENSED CONSOLIDATED BALANCE SHEETS                                   F- 2
Condensed Consolidated Statement of Operations (Unaudited)              F- 3
Condensed Consolidated Statement of Operations                          F- 4
Condensed Consolidated Statement of Cash Flow                           F- 5
NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS                          F- 6

EXTEN INDUSTRIES, INC. AND SUBSIDIARY:
INDEPENDENT AUDITORS' REPORT                                            F- 9
CONSOLIDATED BALANCE SHEETS                                             F-10
CONSOLIDATED STATEMENTS OF OPERATIONS                                   F-12
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY                     F-13
CONSOLIDATED STATEMENTS OF CASH FLOWS                                   F-15
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              F-17

EXTEN INDUSTRIES, INC.:
UNAUDITED PRO FORMA FINANCIAL INFORMATION                               F-31


                                     F- 1
===============================================================================

                            EXTEN INDUSTRIES, INC.

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 as of August 31, 2001 and November 30, 2000
                                       August 31, 2001      November 30, 2000
                                      -----------------     -----------------
CURRENT ASSETS
Cash                                    $       2,526         $     539,103
Accounts receivable                            70,000                     0
Notes Receivable                              615,000               132,500
Interest Receivable                            42,950                     0
Prepaid Expenses                                    0                50,000
Restricted cash                               750,000                     0
                                        -------------         -------------
TOTAL CURRENT ASSETS                        1,480,476               721,603

PROPERTY AND EQUIPMENT, net                   132,454                 1,222
Real Estate Held For Sale                      47,200                47,200
Patent Costs and other intangibles             56,299                46,605
                                        -------------         -------------
TOTAL OTHER ASSETS                            103,499                93,805
                                        -------------         -------------
TOTAL ASSETS                            $   1,716,429         $     816,630
                                        =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable                        $     155,273         $      13,411
Accrued Expenses                              141,188               144,216
Notes Payable                                 535,000               509,460
                                        -------------         -------------
TOTAL CURRENT LIABILITIES                     831,461               667,087

LONG TERM NOTES PAYABLE                       725,000                     0
MINORITY INTEREST                              50,057               158,581
                                        -------------         -------------
TOTAL LIABILITIES                           1,606,518               825,668

STOCKHOLDERS EQUITY  (DEFICIT)
Common Stock, $0.01 par value;
    200,000,000 shares authorized;
    74,342,098 issued & outstanding           791,748               735,865
Common stock subscribed                       410,000                     0
Stock subscription receivable                 (70,000)              (81,500)
Deferred Compensation Costs                    (9,625)              (16,500)
Additional Paid-in Capital                 11,781,077            11,409,980
Accumulated Deficit                       (12,793,289)          (12,056,883)
                                        -------------         -------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)          109,911                (9,038)
                                        -------------         -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY (DEFICIT)                     $   1,716,429         $     816,630
                                        =============         =============

                                     F- 2
===============================================================================

                            EXTEN INDUSTRIES, INC.

          CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
          For the 3 Months Ended August 31, 2001 and August 31, 2000
                                                  Three Months Ended
                                          August 31, 2001     August 31, 2000
                                          ---------------     ---------------
REVENUE
Sales                                       $      -            $      -
Royalties                                          -                   -
                                            -----------         -----------
Total Revenue                                      -                   -

OPERATING EXPENSES
General & Administrative                        170,777             143,738
Consulting Fee Expense                           72,969              19,325
Research and Development                         45,595              40,441
Depreciation and Amortization                       113                 270
                                            -----------         -----------
Total Operating Expenses                        289,454             203,774

OTHER INCOME (EXPENSE)
Interest, net                                     3,043               3,978
Minority interest in loss of subsidiary          30,270              94,397
                                            -----------         -----------
Net Operating Loss Before Income Taxes         (256,140)           (105,399)

Provision for Income Taxes                          800                   0
                                            -----------         -----------
Net Income (Loss)                           $  (256,940)        $  (105,399)
                                            ===========         ===========

Net Income (Loss) per Average
     Common Share                           $    (0.01)         $    (0.01)
                                            ===========         ===========

Weighted Average Common Shares
     Outstanding                             79,174,801          65,166,002
                                            ===========         ===========

The accompanying notes are an integral part of these financial statements.

                                     F- 3
===============================================================================

                            EXTEN INDUSTRIES, INC.

          CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
        For the Nine Months Ended August 31, 2001 and August 31, 2000
                                                   Nine Months Ended
                                          August 31, 2001     August 31, 2000
                                          ---------------     ---------------
REVENUE
Sales                                       $      -            $      -
Royalties                                          -                   -
                                            -----------         -----------
Total Revenue                                      -                   -

OPERATING EXPENSES
General & Administrative                        483,814             289,735
Consulting Fee Expense                          237,458             141,702
Research and Development                        122,804             112,894
Depreciation and Amortization                       339                 632
                                            -----------         -----------
Total Operating Expenses                        844,415             544,963

OTHER INCOME (EXPENSE)
Interest, net                                     2,018              (6,676)
Minority interest in loss of subsidiary         108,524              94,397
                                            -----------         -----------
Total Other Income (Expense)                    110,542              87,721
                                            -----------         -----------
Net Operating Loss Before Income Taxes         (733,873)           (457,242)

Provision for Income Taxes                        2,533                   0
                                            -----------         -----------
Net Income (Loss)                           $  (736,406)        $  (457,242)
                                            ===========         ===========

Net Income (Loss) per Average
     Common Share                           $    (0.01)         $    (0.01)
                                            ===========         ===========

Weighted Average Common Shares
     Outstanding                             79,174,801          65,166,002
                                            ===========         ===========

The accompanying notes are an integral part of these financial statements.

                                     F- 4
===============================================================================

                            EXTEN INDUSTRIES, INC.

          CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (UNAUDITED)
        For the Nine Months Ended August 31, 2001 and August 31, 2000
                                                   Nine Months Ended
                                          August 31, 2001     August 31, 2000
                                          ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss                                    $  (736,406)        $  (457,242)
Adjustments to Reconcile
  Net Loss to Net Cash Used
    By Operating Activities
      Minority Interest                        (108,524)            (94,397)
      Depreciation and Amortization                 339                 632
      Vesting of Deferred Compensation Costs      6,875                   0
      Common stock issued for services          416,980             406,556
(Increase) Decrease in assets:
      Prepaid research                           50,000              40,441
      Accounts Receivable                      (112,951)                  0
      Other assets                               (9,694)                (31)
Increase (Decrease) in liabilities:
      Accounts Payable                          141,862             (51,845)
      Accrued Expenses                           (3,028)           (144,431)
                                            -----------         -----------
NET CASH USED IN OPERATING ACTIVITIES          (354,547)           (300,317)

CASH FLOWS FROM INVESTING ACTIVITIES
Notes receivable                               (482,500)                  0
Purchase of fixed assets                       (131,570)             (1,086)
Restricted cash for acquisition                (750,000)                  0
                                            -----------         -----------
NET CASH PROVIDED (USED) IN INVESTMENT
      ACTIVITIES                             (1,364,070)             (1,086)

CASH FLOW FROM FINANCING ACTIVITIES
Issuance of Common Stock                              0             550,000
Common stock options exercised                   10,000              48,000
Stock Subscriptions received                    421,500                   0
Increase in Long Term Debt, net                 750,540                   0
                                            -----------         -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES       182,040             598,000
                                            -----------         -----------

NET INCREASE (DECREASE) IN CASH                (536,577)            296,597

CASH AT BEGINNING OF PERIOD                     539,103                 228
                                            -----------         -----------
CASH AT END OF PERIOD                       $     2,526         $   296,825
                                            ===========         ===========

The accompanying notes are an integral part of these financial statements.

                                     F- 5
===============================================================================

                            EXTEN INDUSTRIES, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:

EXTEN INDUSTRIES, INC. (the "Company") is a medical technology holding company. Its first subsidiary, Xenogenics Corporation, is developing an artificial liver technology, the SYBIOL(R) synthetic bio-liver. In 1993, the Company acquired all rights to the SYBIOL technology, which was developed under its contract with a major west coast medical center. The rights to the technology were transferred to Xenogenics on its formation in 1997. A patent application is currently pending on the process utilized by the SYBIOL device and the Company has received trademark protection for the SYBIOL registered trade name. The Company is currently working toward a new generation device for liver failure treatment and an engineered cell line to work with it. An NIH grant was authorized in January 2001 to help fund joint research between Xenogenics, MultiCell Associates Inc. of Rhode Island (MultiCell) and Compact Membranes of Delaware. When the product redesign work with these research partners and Fallbrook Engineering is completed, the Company expects to resume testing at Loyola University Medical Center and other sites. The FDA approval process could take 3 to 5 years. MultiCell, the Company's newly acquired subsidiary, produces engineered cell lines, has proprietary cell culturing processes, and can develop therapeutic plasma proteins. MultiCell is located in Warwick, RI. BASIS OF PRESENTATION:

The accompanying unaudited condensed financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended November 30, 2000. The results of operations for the three-month periods are not necessarily indicative of the operating results anticipated for the fiscal year ending November 30, 2001.

2.  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the nine-month period ended August 31, 2001 (unaudited) and August 31, 2000 are summarized as follows:

                                                   Nine Months Ended
                                          August 31, 2001     August 31, 2000
                                          ---------------     ---------------
Cash paid for interest and income taxes:
Interest                                    $         0         $    15,560
Income taxes                                $       800         $     1,600

NOTES RECEIVABLE

As of November 30, 2000, in connection with a letter of intent to purchase 100% of the outstanding common stock of Lexicor Medical Technology, the Company advanced $600,000 for a note and warrants. The Company allocated $17,500 to the warrants resulting in a discount on the note. The note bears interest at 10% per annum. Principal and interest was due and payable on May 31, 2001.
The note was automatically extended and accumulated interest is due and payable on November 30,2001. Thereafter interest payments are due quarterly and the principal and any and all remaining interest is due January 2, 2005. In the event of default, Lexicor must issue common shares to the Company equal to 51 percent of the issued and outstanding shares of Lexicor. The warrants entitle the Company to purchase up to 83,333 shares of Lexicor's common stock.

Unpaid principal and accrued interest on this note may be converted at any time until paid in full into 83,333 shares of Maker's common stock at a price equal to $6.00 per share.

                                     F- 6
===============================================================================

As of April 17, 2001, in connection with a letter of intent to purchase Armstrong Industries, Inc., the Company advanced $15,000 to Armstrong. The note is due May 1, 2002. Interest is due from June 1, 2001 on the unpaid principal at the rate of 12% per annum.

3.  GOING CONCERN MATTERS

During fiscal years 2000 and 1999, the Company incurred net losses of ($640,678) and ($514,564), respectively. Management expects the Company to generate revenues in the near future.

At August 31, 2001, the Company's accumulated deficit and stockholders' equity were $12,793,289 and $109,911 respectively, and its current assets exceeded its current liabilities by $649,015.

In order to continue as a going concern, develop and commercialize its technology and, ultimately, achieve a profitable level of operations, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include: (1) sales of shares of the Company's common stock to and through Kestrel Equity Partners Ltd., which has resulted in $1,050,000 investment in the Company. (2) raising additional capital through sales of preferred and common stock and convertible debt and (3) continuing to use common stock to pay for consulting and professional services. In addition, management is continually seeking other potential joint venture partners or merger candidates that would provide financial, technical and/or marketing resources to enable the Company to realize the potential value of its technology. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to: successfully accomplish the plans described in the preceding paragraph, secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

4.  REAL ESTATE HELD FOR SALE

Real estate as of August 31, 2001 consisted of a parcel of undeveloped land, approximately 202 lots in the Grand Canyon subdivision in Valle Junction, AZ south of the Grand Canyon. The land was originally purchased in February 1992 for $1,654,000 and written down to an estimated fair market value of $47,200 in 1995. (The current property tax valuation is $351,611.) The Company is currently in arrears on back taxes in the amount of $49,726 and is evaluating the land's resale potential.

5.  CONTINGENCIES

Jack Schaps, trustee of A. Jack Schaps Estate Trust, filed suit against the Company and its legal counsel on February 13, 2001 in the Superior Court of California. Schaps, a stockholder of the Company, alleges that the defendants negligently lost, and failed to replace in a timely manner, his stock certificate for 625,000 shares of the Company's common stock that he had delivered to the Company for redelivery to Continental Stock Transfer Company, the Company's former transfer agent. Schaps is seeking $600,000 in damages for the loss in potential profits on the stock during the period in question. The Company believes that there are meritorious defenses to the claim and it intends to vigorously defend the lawsuit. In response, on April 13, 2001 the Company filed a cross-complaint against its legal Counsel, Continental Stock Transfer Company and Schaps. On June 17, 2001 the Company amended the cross-complaint to delete Schaps and filed a separate complaint on behalf of Xenogenics against Schaps alleging breach of fiduciary duty and rescission.

6.  STOCK OPTIONS

During the nine months ended August 31, 2001, officers, directors, consultants, advisory board members and employees of the Company and its subsidiaries were granted 2,700,000 stock options at a price of twelve cents per share.

                                     F- 7
===============================================================================

7.  SUBSEQUENT EVENTS

On March 29, 2001, the Company signed a letter of Intent to acquire Multi-Cell.

On September 13, 2001, the Company acquired all of the capital stock of MultiCell a company that develops liver cells, cell lines and associated products for use in diagnostic and therapeutic applications, pursuant to a Stock Purchase Agreement by and among the Company, Multi-Cell and Multi-Cell Associates, Inc. Irrevocable Trust (the "Trust") and the Estate of
Hugo O. Jauregui (the "Estate" and together with the Trust, the "Multi-Cell Shareholders"). The purchase price for this acquisition was $2,200,000, of which $750,000 was paid in cash and the remaining $1,450,000 was paid by means of issuance of 12,083,334 shares of the Company's common stock to the MultiCell Shareholders. There was no pre-existing relationship between the Company and the Multi-Cell Shareholders. The sources of the funds that the Company paid for this acquisition were working capital in the amount of $50,000 and loans in the amount of $700,000 from eight individual lenders, including the Chief Executive Officer and the President of the Company. In addition the Company advanced MultiCell $70,000 for working capital in August, 2001. The foregoing description of the terms of the acquisition is qualified in its entirety by reference to the Stock Purchase Agreement referenced above. During August 2001, the Company entered into promissory notes totaling $725,000 from officers and shareholders of the company. The notes have a stated interest rate of 10 percent per annum and mature on 8/31/2004. Additionally, the Company issued
7.25 million warrants convertible to common stock equal to the principal amount due on these promissory notes.

                                     F- 8
===============================================================================

                            EXTEN INDUSTRIES, INC.


                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Exten Industries, Inc.
San Diego, California

We have audited the accompanying consolidated balance sheet of Exten Industries, Inc. and Subsidiary (a development stage company) as of November 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exten Industries, Inc. and Subsidiary as of November 30, 2000 and 1999, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has sustained recurring losses and negative cash flows for several years and had a stockholders' capital deficiency as of November 30, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts and classification of liabilities that might result from the outcome of this uncertainty.



Hutchinson and Bloodgood, LLP
San Diego, California
February 1, 2001


                                     F- 9
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                         Consolidated Balance Sheets

===============================================================================
November 30,                                             2000          1999
-------------------------------------------------------------------------------
ASSETS

Current assets
  Cash                                               $   539,103   $       228
  Prepaid research                                        50,000        81,863
  Notes receivable                                       132,500          -
-------------------------------------------------------------------------------
     Total current assets                                721,603        82,091

Real estate held for sale                                 47,200        47,200
Patent costs and other intangibles                        46,605        40,737
Equipment, net of accumulated depreciation                 1,222         1,284
-------------------------------------------------------------------------------

     Total assets                                    $   816,630   $   171,312
===============================================================================


LIABILITIES AND  STOCKHOLDERS' DEFICIENCY

Current liabilities
  Accounts payable                                   $    13,411   $    83,574
  Accrued expenses                                       144,216        68,822
  Accrued expenses to be satisfied
    by the issuance of common stock                         -          470,450
  Advances from officer                                     -           66,078
  Notes payable                                          509,460        77,590
-------------------------------------------------------------------------------
     Total current liabilities                           667,087       766,514

Noncurrent notes payable                                    -          403,545
-------------------------------------------------------------------------------

     Total liabilities                                   667,087     1,170,059
-------------------------------------------------------------------------------

Minority interest in subsidiary                          158,581         1,153

Stockholders' deficiency
  Preferred convertible stock, series H,
     par value $.01, 5,000,000 shares
     authorized, 0 and 22,622 shares
     issued and outstanding.                                -              226
  Common stock, par value $.01,
     200,000,000 and 50,000,000 shares,
     authorized, 73,586,502 and
     49,501,019 shares issued and outstanding.           735,865       495,010
  Additional paid in capital                          11,409,980     9,916,080
  Common stock subscribed and unissued
     -0- and 498,981 shares                                 -            4,989
   Stock subscriptions receivable                        (81,500)         -
  Deferred compensation costs                            (16,500)         -
  Deficit accumulated prior to the
     development stage                               (10,084,284)  (10,084,284)
  Deficit accumulated during the
     development stage                                (1,972,599)   (1,331,921)
-------------------------------------------------------------------------------
     Total stockholders' deficiency                       (9,038)     (999,900)
-------------------------------------------------------------------------------

  Total liabilities and stockholders'
     deficiency                                      $   816,630   $   171,312
===============================================================================

           See accompanying notes and Independent Auditors' report


                                     F-11
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                    Consolidated Statements of Operations

===============================================================================
Period from
                                                              February 28, 1997
                                                                (inception of
                                                                  development
                                                                   stage) to
Years ended November 30,               2000         1999      November 30, 2000
-------------------------------------------------------------------------------
Operating expenses
  General and administrative           559,796      330,514        1,906,772
  Research and development             184,672      145,940          356,921
  Depreciation                             389          367           24,414
-------------------------------------------------------------------------------
     Total operating expenses          744,857      476,821        2,288,107
-------------------------------------------------------------------------------

Loss from operations                  (744,857)    (476,821)      (2,288,107)
-------------------------------------------------------------------------------

Other income (expense)
Interest expense                       (21,258)     (46,345)        (119,766)
Interest income                         12,327         -              12,327
Minority interest in loss of
  subsidiary                           113,110        8,602          121,712
-------------------------------------------------------------------------------
Total other income (expense)           104,179      (37,743)          14,273
-------------------------------------------------------------------------------

Net loss before extraordinary item    (640,678)    (514,564)      (2,273,834)

Net gain (loss) on extinguishments
  of debt     -                           -            -             302,380
-------------------------------------------------------------------------------

Net loss                            $ (640,678)  $ (514,564)     $(1,971,454)
=============================================================================

Loss per share                      $   (0.01)   $   (0.01)      $    (0.04)

Average number of
  shares outstanding                61,125,011   49,405,073       54,438,370

           See accompanying notes and Independent Auditors' report


                                     F-12
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

             Consolidated Statements of Stockholders' Deficiency

================================================================================================================================
                                                   Series H
                                       Common     Convertible                   Common     Deferred     Total
                                        Stock      Preferred                     Stock     Compen-   Accumulated   Stockholders'
                                       Shares       Shares         Amount     subscribed   sation      deficit      deficiency
--------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 1997
  inception of development
  stage                              29,968,382       -         $ 9,207,400         -         -      $(10,084,284)   $ (876,884)

  Issuance of stock for cash            120,000       -               6,000         -         -              -            6,000
  Issuance of stock for services      3,798,038       -              93,949         -         -              -           93,949
  Issuance of stock for
     settlement of accounts payable     750,000       -              30,000         -         -              -           30,000
  Issuance of stock to officer
     unpaid at end of year            2,500,222       -             140,040     (140,040)     -              -             -
  Net loss                                 -          -                -            -         -            (4,535)       (4,535)
--------------------------------------------------------------------------------------------------------------------------------

Balance at November 30, 1997         37,136,642       -           9,477,389     (140,040)     -       (10,088,819)     (751,470)

  Issuance of stock for
     cash, net                          625,000       -              25,000         -         -              -           25,000
  Issuance of stock for
     services                        10,040,027       -             511,177         -         -              -          511,177
  Issuance of stock for
     settlement of accounts
     payable                             48,000       -               2,880         -         -              -            2,880
  Issuance of stock for
     settlement of notes
     payable                            500,000       -              30,000         -         -              -           30,000
  Effect of issuance of stock
     by subsidiary for
     consideration in excess
     of underlying book value              -          -              49,137         -         -              -           49,137
  Services provided by
     officer to extinguish
     receivable from sale
     of stock                              -          -                -         140,040      -              -          140,040
  Stock subscribed                         -          -              37,125       16,502      -              -           53,627
  Net loss                                 -          -                -            -         -          (811,677)     (811,677)
--------------------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1998         48,349,669         -       $10,132,708       16,502      -      $(10,900,496)   $ (751,286)

  Issuance of stock for
     legal settlement                      -          22,622        176,000         -         -              -          176,000
  Issuance of stock
     subscribed                       1,151,350         -            11,513      (11,513)     -              -             -
  Effect of issuance of
     stock by subsidiary
     for consideration in
     excess of underlying
     book value                            -            -            91,095         -         -              -           91,095
  Dividend paid to preferred
     minority shareholders                 -            -              -            -         -            (1,145)       (1,145)
     Net loss                              -            -              -            -         -          (514,564)     (514,564)
--------------------------------------------------------------------------------------------------------------------------------

Balance at November 30, 1999         49,501,019       22,622     10,411,316        4,989      -      $(11,416,205)   $ (999,900)

  Issuance of stock
     Subscribed                            -            -             4,989       (4,989)     -              -             -
  Exercise of stock options
    unpaid at year end                  837,500         -            81,500      (81,500)     -              -             -
  Issuance of stock
     For cash                         5,000,000         -            50,000         -         -              -           50,000
  Exercise of stock options             800,000         -            48,000         -         -              -           48,000
  Issuance of stock for
     services                         1,994,079         -           269,639         -         -              -          269,639
 Issuance of stock options
  To scientific advisory board             -            -            16,500         -      (16,500)          -             -
 Issuance of stock warrants                -            -             2,112         -         -              -            2,112
 Issuance of stock for
     settlement of accounts
     payable and accrued
     expenses                        10,361,435         -           491,214         -         -              -          491,214
  Issuance of stock for
     settlement of officer
     advances                         2,718,469         -            81,554         -         -              -           81,554
  Issuance of stock for
     settlement of notes
     payable                            112,000         -             3,000         -         -              -            3,000
  Effect of issuance of
     stock by subsidiary
     for consideration in
     excess of underlying
     book value                            -            -           686,021         -         -              -          686,021
    Conversion of preferred
     Shares to common                 2,262,000      (22,622)          -            -         -              -             -
     Net loss                              -            -              -            -         -          (640,678)     (640,678)
--------------------------------------------------------------------------------------------------------------------------------
Balance at November 30, 2000         73,586,502         -       $12,145,845   $  (81,500) $(16,500)  $(12,056,883)  $    (9,038)
================================================================================================================================

           See accompanying notes and Independent Auditors' report


                                     F-14
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                    Consolidated Statements of Cash Flows
=======================================================================================
                                                                         Period from
                                                                         inception of
                                                                         development
                                                                           stage to
Years ended November 30,                       2000         1999      November 30, 2000
---------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                  $ (640,678)  $ (514,564)     $(1,971,454)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
    Minority interest in loss of subsidiary   (113,110)      (8,602)        (121,713)
    Minority stock issued for interest          12,493         -              12,493
    Common stock issued for services           269,639         -             984,548
    Note issued for compensation                  -            -              15,133
    Depreciation and amortization                  389          367           24,414
  Gain (loss) on extinguishments of debt          -            -            (302,380)
    (Increase) decrease other current assets    31,863      (81,863)         (33,333)
    Increase (decrease) accounts payable       (49,396)      18,704          (70,392)
    Increase (decrease) accrued expenses        75,394      419,006          655,859
---------------------------------------------------------------------------------------
    Net cash used by operating activities     (413,406)    (166,952)        (806,825)
---------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Patent costs                                  (5,868)      (2,070)         (46,605)
  Note receivable                             (150,000)        -            (150,000)
  Purchase of property and equipment              (327)        -              (2,160)
---------------------------------------------------------------------------------------
    Net cash used by investing activities     (156,195)      (2,070)        (198,765)
---------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes and loans payable        500,000       28,000          740,500
  Payments of notes and loans payable           (5,000)        -             (55,000)
  Proceeds from sale of stock                   50,000         -              81,000
  Proceeds from exercised options               48,000         -              48,000
  Proceeds from sale of stock by subsidiary    500,000       99,996          632,395
  Advances from officer                         15,476       28,089           81,554
  Dividends paid-subsidiary preferred stock       -          (1,145)          (1,145)
  Proceeds from subscriptions for purchase
    of common stock of subsidiary                 -            -              17,601
---------------------------------------------------------------------------------------
    Net cash provided by financing
      activities                             1,108,476      154,940        1,544,905
---------------------------------------------------------------------------------------

Net increase (decrease) in cash                538,875      (14,082)         539,315

Cash at beginning of period                        228       14,310             (212)
---------------------------------------------------------------------------------------

Cash at end of period                       $  539,103   $      228      $   539,103
=======================================================================================

Supplemental disclosures:

  Interest paid                             $   30,031   $    5,940      $    61,216

Noncash transactions
  Issuance of stock for legal settlement    $     -      $  176,000      $   176,000
  Issuance of stock for debt                $    3,000   $     -         $   173,040
  Issuance of minority stock for debt       $  444,063   $     -         $   444,063
  Settlement of officer advances for stock  $   81,554   $     -         $    81,554
  Settlement of accounts payable and
    accrued expenses for stock              $  491,214   $     -         $   524,094
  Note payable issued for accrued
    liabilities                             $     -      $   20,000      $    20,000
  Note payable increased by accrued
    interest                                $     -      $   30,518      $    30,518
  Stock subscribed for accrued expenses to
    be satisfied by the issuance of stock   $     -      $   18,961      $    18,916
Issuance of stock warrants                  $    2,112   $     -         $     2,112
Assignment of Lexicor stock warrants        $   17,500   $     -         $    17,500

           See accompanying notes and Independent Auditors' report

                                     F-16
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


1.   ORGANIZATION AND OPERATIONS

ORGANIZATION

Exten Industries, Inc. (Exten) is a holding company that is in the business of developing, through its subsidiary, Xenogenics Corporation (Xenogenics), a synthetic bio-liver ("SYBIOL") technology. Xenogenics was incorporated in February 1997 when Exten had written off the majority of its other holding investments and started focusing on the research and development of the SYBIOL(r) technology. Exten and its subsidiary (together the "Company"), therefore reentered the development stage with the formation of Xenogenics Corporation.

OPERATIONS

Since inception of the development stage, the Company has been engaged in research and development, organizational activities, and obtaining financing. Through November 30, 2000, the Company has incurred development stage losses of $1,971,454. The technology was developed by Cedars Sinai Medical Center. The Company acquired all rights to the SYBIOL(r) technology in 1993 and has applied for trademark protection for the SYBIOL(r) trade name. In addition, the rights to the technology on the process utilized by the Company's SYBIOL(r) device were pending approval of the patent application as of November 30, 2000.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Exten and its subsidiary (together the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. As of November 2000 and 1999, Exten owned 61.65% and 93.6% of the subsidiary respectively.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                     F-17
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121 "), impairment losses on real estate and other long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

The Company's real estate held for sale was determined to be impaired prior to 1996 and, accordingly, it is stated at fair value, in accordance with SFAS 121, based upon management's estimate of the amount that will be recovered from the ultimate disposition of the real estate.

PATENT COSTS

Direct patent application costs are recorded at cost and will be amortized over the estimated useful life using the straight-line method once the patent is finalized. Each patent will be continually evaluated by management to determine if its carrying value will be realized based upon the estimated discounted cash flow expected from the patent. Additional amortization will be recognized in a period a decline in value is identified. Because the patent is still pending amortization has not yet commenced.

EQUIPMENT

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (one to five years) using the straight-line method.

INCOME TAXES

Deferred income taxes are provided for the estimated tax effects of timing differences between income for tax and financial reporting. A valuation allowance is provided against deferred tax assets, where realization is uncertain. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

STOCK OPTION PLAN

The Company elected to use the intrinsic value based method of Accounting Principles Board Opinion No. 25 as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to account for its employees, officers, and directors stock-
based compensation plan.   The Company uses the  fair value based method to
account for options granted to outside consultants.

CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in one financial institution in San Diego, California. The Federal Deposit Insurance Corporation insures the balances up to $100,000. At November 30, 2000, the Company's uninsured cash balances totaled $439,103.


                                     F-18
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


EARNINGS (LOSS) PER SHARE

Effective November 30, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), which replaced the presentation of "primary" and "fully-diluted" earnings (loss) per common share required under previously promulgated accounting standards with the presentation of "basic" and "diluted" earnings (loss) per common share.

Basic earnings (loss) per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the numerator and denominator are adjusted to reflect the decrease in earnings per share or the increase in loss per share that could occur if securities or other contracts to issue common stock, such as stock options and convertible notes, were exercised or converted into common stock that then shared in the Company's earnings or loss.

The Company was required to compute primary and diluted loss per share amounts for 2000 and 1999 pursuant to SFAS 128. Since the Company and its subsidiary had losses applicable to common stock in 2000 and 1999, the assumed effects of the exercise of outstanding stock options, warrants, and conversion of notes were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying consolidated statements of operations. Securities which could potentially dilute basic EPS in the future are as follows:

               Type of Security               No. of shares
               ----------------               -------------
               Stock options                    2,665,000
               Stock warrants                     500,000
                                                ---------
                                                3,165,000
                                                =========

OTHER RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1997, the FASB issued Statements of Financial Accounting Standards
No. 130, "Reporting Comprehensive Income," ("SFAS 130") and No.131, "Disclosures about Segments of an Enterprise and Related Information,"
("SFAS 131") which could require the Company to make additional disclosures in its financial statements no later than for the fiscal year ending
November 30, 1999. SFAS 130 defines comprehensive income, which includes items in addition to those reported in the statement of operations and requires disclosures about its components. SFAS 131 requires disclosures for each segment of a business and the determination of segments based on its internal management structure. The adoption of SFAS 130 and SFAS 131 did not have a material impact on the Company's disclosures.


                                     F-19
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


In December 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without consideration.
SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We do not expect that the adoption of SFAS No.140 will have a material impact on our financial statements.

3.   GOING CONCERN MATTERS

The Company has incurred net losses for several years, including net losses of $640,678 in 2000 and $514,564 in 1999. Management does not expect the Company to generate significant revenues in the near future.

In order to continue as a going concern, develop and commercialize its technology and, ultimately, achieve a profitable level of operations, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include
(1) obtaining a $15,000,000 equity credit line through the issuance of common stock (2) Merging with MediQuip International which generates revenues of $7,000,000 per year and using profits to cover the Company's operating needs,
(3) Sales of shares of the Company's common stock to and through Kestrel Equity Partners Ltd., is expected to provide another $500,000 to be released to the Company in 2001, and (4) continuing to use common stock to pay for consulting and professional services. In addition, management is continually seeking other potential joint venture partners or merger candidates that would provide financial, technical and/or marketing resources to enable the Company to realize the potential value of its technology. There can be no assurances that the Company will be successful in obtaining any additional financing, including the equity line, or in otherwise completing any joint venture, alliance, merger, or other transaction or, if the Company is successful in completing any such transaction, that it can be completed on terms that are reasonable in view of the Company's current circumstances.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.


                                     F-20
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


4.   REAL ESTATE HELD FOR SALE

Real estate held for sale as of November 30, 2000 consisted of a parcel of undeveloped land near the Grand Canyon. The land was originally purchased in February 1992 for $1,654,000 and written down to its estimated fair market
value of $47,200 in 1995.   The Company is currently in arrears on back taxes
and interest in the amount of $47,070. Tax sale for back taxes is pending and as management has been unable to obtain an appraisal of the fair market value of the land, they have not yet decided whether to pay the back taxes.

5.   EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Equipment, net of accumulated depreciation consists of the following:

November 30,                                            2000         1999
===============================================================================

Computer equipment                                  $     2,161   $    1,834
Less accumulated depreciation                              (939)        (550)
-------------------------------------------------------------------------------
                                                    $     1,222   $    1,284
===============================================================================

6.   NOTES RECEIVABLE

As of November 30, 2000, in connection with a letter of intent to purchase
100% of the outstanding common stock of Lexicor Medical Technology, as further described in Note 13, the Company advanced $150,000 of a total commitment of $500,000 for a note and warrants. The Company allocated $17,500 to the warrants resulting in a discount on the note. The note bears interest at 10% per annum. Principal and interest is due and payable on May 31, 2001.
In the event of default, Lexicor must issue common shares to the Company equal to 51 percent of the issued and outstanding shares of Lexicor. The warrants entitle the Company to purchase up to 83,333 shares of Lexicor's common stock. Unpaid principal and accrued interest on this note may be converted at any time until paid in full into 83,333 shares of Maker's common stock at a price equal to $6.00 per share.

7.   ADVANCES FROM OFFICER

An officer of the Company incurred expenses on behalf of the Company and agreed to defer payment. Advances from the officer were due on demand and accrue interest at the Wall Street Journal prime rate. During 2000, the balance of $81,554 was converted into 2,718,469 shares of common stock at .03 cents a share.


                                     F-21
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


8.   NOTES PAYABLE

Notes payable consisted of the following:

November 30,                                            2000         1999
===============================================================================
Note payable to related parties:
Note payable to minority shareholder, with
interest at the prime rate, 8.25% at
November 30, 1999, due on April 6, 2001. (c)(e)      $     -      $  195,000

Note payable to related party, with interest
at the prime rate, 8.25% at November 30, 1999,
due on October 28, 1999. (c)                               -          25,000

Note payable to related party, with interest
at the prime rate, 8.25% at November 30, 1999,
due on January 5, 2001. (c)                                -          25,000

Note payable to officer, with interest at the
prime rate, 8.25% at November 30, 1999, due on
June 1, 2001. (b)(c)(e)                                    -         199,063

Note payable to officer, with interest at 12%,
due on March 31, 2000. (c)                                 -           3,000

Notes payable to unrelated parties:
Note payable with interest at 10%, due on
April 17, 2001. (d)                                      10,000       15,000

Note payable with interest at 8%, due on
November 10, 2000. (a) (d)                               15,000       15,000

Note payable with interest only at 10%
payable quarterly beginning 2/28/01,
due on May 31, 2001. (f)                                480,388         -

Note payable to attorneys for
professional fees.                                        4,072        4,072
-------------------------------------------------------------------------------

Total                                                   509,460      481,135
Less current portion                                   (509,460)     (77,590)
-------------------------------------------------------------------------------

Non-current portion                                  $     -      $  403,545
===============================================================================

a)   In default at November 30, 2000.
b) Interest on loans to related parties totaled $4,246 and $16,250 in 2000 and 1999, respectively.
c) Converted into common shares of Xenogenics at $1.00 per share during March 2000.
d)   Convertible into common shares of Xenogenics at $1.875 per share.
e) Collateralized by security interest in patents, trademarks, technology, and assets until released.
f) The face amount of the note is $500,000. In connection with the note the Company assigned its Lexicor stock warrants to the creditor; $17,500 was the value assigned to the warrants, which resulted in a discount on note. In addition the Company issued a warrant to purchase 500,000 shares of the Company's own stock at a price of $.13 per share; $2,112 was the value of this warrant resulting in an additional discount on the note. See Note 9 for additional contingent share penalty provisions related to the note.


                                     F-22
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


9.  STOCKHOLDERS' DEFICIENCY

NON-CASH STOCK ISSUANCES

During 2000, the Company issued shares of common stock, which were valued at their fair market value at the date of Board approval, in the following non-cash transactions:

     1,994,079 shares, valued at $269,639 were issued for consulting services and directors' fees.

     10,361,435 shares, valued at $491,214 were issued for accrued expenses.

     2,718,469 shares, valued at $81,554 were exchanged for advances due an officer.

     112,000 shares, valued at $3,000 were exchanged for officer indebtedness.

     In November 2000, stock options for 837,500 shares were exercised at $81,500 but not yet paid for at year end.

     In June 2000, 22,622 shares of series H convertible preferred shares were converted into 2,262,000 shares of common stock.

AUTHORIZED SHARES

During 2000, the board approved an increase in authorized shares from 50,000,000 to 200,000,000 shares.


                                     F-23
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


STOCK COMPENSATION PLANS

Effective February 15, 2000, the Company adopted a 2000 Stock Incentive Plan and a 2000 Employee Benefit Plan which authorize the granting of stock and options to employees, outside directors, consultants, and vendors etc.
Under the Plans, awards are made in the form of restricted shares or options (which may constitute incentive stock options or nonstatutory stock options). Only common law employees of the Company are eligible for the grant of incentive stock options.

The total number of Options and Restricted Shares that can be awarded under the 2000 Stock Incentive Plan is 5,000,000. As of the first day of each calendar year commencing January 1, 2001, this total will automatically increase by the lesser of 2% of the total number of common shares then outstanding or 500,000. Currently, options for 2,025,000 shares of common stock have been issued under
this plan.   The option price, number of shares, grant date, and vesting period are determined at the discretion of the Company's Board of Directors. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company's stock on the date of grant. The exercise price of each NSO granted under the plan cannot be less than 85% of the market price of the Company's stock on the date of grant. An option's maximum term is 10 years.

Under the 2000 Employee Benefit Plan, one or more Performance Awards may be granted to any eligible person providing services to or for the Company. The value of such awards may be linked to the market value, book value or other measure of the value of the common stock or other specific performance criteria determined appropriate by the Board of Directors or Committee. The Board or Committee may approve stock payments to eligible persons who elect to receive such payments in the manner determined by the Board or the Committee. The total number of shares that can be awarded under the 2000 Employee Benefit Plan is 35,000,000. Federal, state or local taxes that are subject to the withholding tax at the source will be withheld by the Company as required by applicable law. The Company is entitled to require deduction from other compensation for these taxes or in the alternative may require the participant to advance such sums or if the participant elects the Company may withhold (or require the return of) shares having the fair market value equal to the sums required to be withheld. This election is subject to the Board's disapproval.

Prior to 2000, The Company had a Stock option plan authorizing the granting of stock options to various individuals, officers and directors of the Company in return for various services rendered to the Company. Stock options issued under the plan have terms of up to 10 years. The exercise price of the options is $.10 per share.

 Since the Company has adopted the disclosure-only provisions of SFAS No. 123 and the exercise price of all of the options granted in 2000 was equal to or greater than fair value, no earned or unearned compensation cost was recognized in the accompanying consolidated financial statements for stock options granted by the Company or its subsidiary to officers and directors. Unearned compensation in the amount of $16,500 was recognized for stock options granted to scientific advisory board members.


                                     F-24
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of each option grant is estimated on the grant date using the Black Scholes option-pricing model. The weighted-average assumptions used for grants in 2000 were: risk free interest rate of 6.5%, dividend yield of 0%, volatility factor of 211% and expected lives of 4 years.

                                                         2000         1999
                                                      ----------   ----------
     Net loss as reported                             $ (640,678)  $ (514,564)
     Pro forma net loss under SFAS No. 123            $ (693,572)  $ (518,084)
     Basic loss per share as reported                 $    (.01)   $    (.01)
     Pro forma net loss per share under SFAS No. 123  $    (.01)   $    (.01)

Changes during the years ended November 30, 2000 and 1999 in common stock options outstanding for the Company were as follows:

                                                    2000                      1999
============================================================================================
                                                         Weighted                  Weighted
                                                          average                   average
                                                         exercise                  exercise
                                             Shares        price       Shares        price
============================================================================================
Options outstanding at beginning of year    2,277,500      $.14       2,277,500      $.14
Granted                                     2,025,000       .21               0      $  0
Exercised                                  (1,637,500)      .08            -          -
============================================================================================
Options outstanding at end of year          2,665,000      $.17       2,277,500      $.14
============================================================================================
Exercisable at end of year                    600,000                 2,164,167
============================================================================================

Weighted average fair value of options
Granted during the year                         $.11                       -
============================================================================================

                                     F-25
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


The following table summarizes information about stock options outstanding at November 30, 2000 and 1999, all of which are at fixed prices:

                                   Weighted
                    Number          Average        Weighted         Number
   Range of       Outstanding      Remaining        Average       Exercisable
   Exercise           at          Contractual      Exercise           at
    Prices        11/30/2000         Life           Price         11/30/2000
===============================================================================
  $.10 to .50       640,000           1.8            .29            600,000
      $.21        2,025,000           3.6            .21                  0
-------------------------------------------------------------------------------
                  2,665,000                                         600,000
===============================================================================

                                   Weighted
                    Number          Average        Weighted         Number
   Range of       Outstanding      Remaining        Average       Exercisable
   Exercise           at          Contractual      Exercise           at
    Prices        11/30/1999         Life           Price         11/30/1999
===============================================================================
  $.04 to .50     2,277,500           2.             .1           2,164,167
-------------------------------------------------------------------------------
                  2,277,500                                       2,164,167
===============================================================================

CONTINGENT ISSUANCE OF COMMON STOCK

In connection with a $500,000 note payable, described in Note 8, upon the occurrence of an event of default the Company must issue to the payee shares of common stock having an aggregate fair market value equal to the outstanding unpaid principal balance, and any unpaid interest on the Note. If the aggregate fair market value of the shares falls below the amount due at the time of the sale of the shares by the payee, the Company will issue additional shares of common stock having an aggregate fair market value equal to the difference between the amount due and the aggregate fair market value of the shares at the time of sale. At such time as the Holder is able to commence selling the shares either pursuant to an effective registration statement or under Rule 144, if the average closing bid price of the Company's common stock during the 20 trading days immediately following the commencement date is equal to or greater than the closing bid price of the common stock on the date used to determine how many shares should be issued, the Company's Obligation shall be deemed satisfied in full and no additional shares of common stock will be issued. The Company has granted the payee piggyback registration rights with respect to the shares.

The Company, if over 10 days late with any payment of interest and/or principal, agrees to pay a late charge equal to 10% of the unpaid amount.
In addition, for each month following the due date (up to a maximum of six months) that the Note has not been fully paid in cash, the Company agrees to issue shares of its common stock having an aggregate fair market value equal to $50,000 plus the amount of any additional unpaid interest. Each such issuance does not reduce the amount of the Note, the interest, or the late charges that are due.


                                     F-26
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


In the event a registration statement between Exten Industries and Lexicor Medical Technology is not effective within six months of the default date of the note, Exten agrees to issue additional shares of its common stock having an aggregate fair market value equal to $250,000 plus the amount of any additional accrued but unpaid interest on the outstanding principal balance of this note.

Based upon a share price of $.12 per share at February 1, 2001, 5,833,333 shares would be issuable in the event of a default in paying principal and interest.

COMMON STOCK OF SUBSIDIARY

During 2000, Xenogenics issued 913,000 additional shares of common stock in exchange for $956,560 of cash and, repayment of notes, and conversion of preferred shares. The proceeds exceeded Exten's proportionate interest in Xenogenics by $686,021, which the Company recorded as an increase in additional paid-in capital, and the balance of $270,539 was recorded as an increase in minority interest. Including the preferred shares, Exten owned 61.65% of Xenogenics at November 30, 2000.

PREFERRED STOCK OF SUBSIDIARY

During 2000, all 16,667 preferred shares including accumulated dividends of $6,448 were renegotiated and converted into 106,448 shares of common stock.

During 1999, Xenogenics issued 16,667 shares of series A convertible limited term preferred stock for total proceeds of $99,996. The shares were convertible into 83,335 shares of Xenogenics common stock. The proceeds of the sale exceeded Exten's proportionate interest in Xenogenics by $91,095, which the Company recorded as an increase in additional paid-in-capital and the balance of $ 8,901 was recorded as an increase in minority interest. Including preferred shares Exten owned 93.6% of Xenogenics at November 30, 1999. Xenogenics preferred shares called for monthly dividends of 7% per annum. During 1999 $1,145 was paid.

STOCK OPTIONS OF SUBSIDIARY

During 1997 and 1999, the Company's subsidiary, Xenogenics, granted options to acquire 494,063 shares of its common stock at $1.00 per share to various individuals, officers and directors of Xenogenics in connection with the issue of notes and in return for services rendered. A summary of the status of the Company's stock option plan as of November 30, 2000 and 1999 and the changes during the years ending November 30, 2000 and 1999 is presented below:


                                     F-27
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999

                                                    2000                      1999
============================================================================================
                                                         Weighted                  Weighted
                                                          average                   average
                                                         exercise                  exercise
                                             Shares        price       Shares        price
============================================================================================
Options outstanding at beginning of year     494,063       $1.00      407,500        $1.00
Options granted                               12,493       $1.00       86,563        $1.00
Options forfeited                            (50,000)      $1.00         -           $1.00
Options exercised                           (245,000)      $1.00         -             -
============================================================================================
Options outstanding at end of year           211,556       $1.00      494,063        $1.00
============================================================================================

============================================================================================
Exercisable at end of year                   211,556                  494,063
============================================================================================

The following table summarizes information about stock options outstanding at November 30, 2000 and 1999, all of which are at fixed prices:

                                   Weighted
                    Number          Average        Weighted         Number
   Range of       Outstanding      Remaining        Average       Exercisable
   Exercise           at          Contractual      Exercise           at
    Prices        11/30/2000         Life           Price         11/30/2000
===============================================================================
     $1.00          211,556        .5 years         $1.00           211,556
-------------------------------------------------------------------------------
                    211,556                                         211,556

                                   Weighted
                    Number          Average        Weighted         Number
   Range of       Outstanding      Remaining        Average       Exercisable
   Exercise           at          Contractual      Exercise           at
    Prices        11/30/1999         Life           Price         11/30/1999
===============================================================================
     $1.00          494,063        1.5 years        $1.00           494,063
-------------------------------------------------------------------------------
                    494,063                                         494,063


                                     F-28
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


COMMON STOCK RESERVED OF SUBSIDIARY

As of November 30, 2000, Xenogenics had a maximum of 13,333 shares of common stock reserved for the possible conversion of notes payable.

10.  LEASE COMMITMENTS:

The Company subleases its office space on a month-to-month lease from a related party. The CEO of Exten Industries is also the CEO and Chairman of the Board of the related party. Rent expense was $4,500 in 2000 and $5,623 in 1999.

11.  RESEARCH AND DEVELOPMENT

During 2000, Multicell Associates, Inc. of Warwick Rhode Island entered into an agreement with the Company to evaluate and optimize the SYBIOL(r) device and to provide an engineered liver cell line and to optimize the interface between the Multicell cell line and the device. The agreement calls for 3 payments totaling $150,000.

As of November 30, 2000, the Company has paid a total of $100,000 to Multi-cell and has incurred research expenses of $50,000.

US research on the efficacy of the SYBIOL (r) device was being conducted at Loyola University Medical Center, Chicago. The contract was completed in March 2000.

12.  INCOME TAXES

As of November 30, 2000, the Company had net operating loss carryforwards of approximately $6,095,000 and $3,125,000 for federal and state tax purposes, respectively. The net operating loss carryforwards will expire on various dates through 2019 for federal and 2004 for state unless previously utilized and may be significantly limited in use as a result of changes in Company ownership.

Significant components of the Company's deferred tax assets are shown below.
A valuation allowance of $6,095,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain. The valuation allowance increased during 2000 and 1999 by $830,652 and $140,001, respectively.

November 30,                                            2000         1999
===============================================================================
Deferred tax assets:
  Net operating loss carryforwards                   $6,095,000   $5,264,348
Valuation allowance for deferred tax assets          (6,095,000)  (5,264,348)
-------------------------------------------------------------------------------
Net deferred tax asset                               $        0   $        0
===============================================================================


                                     F-29
===============================================================================

                    Exten Industries, Inc. and Subsidiary
                        (a development stage company)

                  Notes to Consolidated Financial Statements
                    Years ended November 30, 2000 and 1999


13.  SUBSEQUENT EVENTS

On November 15, 2000, Exten Industries (Exten) and Lexicor Medical Technology signed a letter of intent for the acquisition by merger (Transaction) of Lexicor Medical Technologies (the Company) by Exten Industries. At the closing, Exten would purchase and acquire from shareholders of the Company 100% of the outstanding shares. In the event that less than 100% of the Company's shareholders consent to the merger, then Exten, at its option will not be required to consummate the Transaction. At the effective date of the transaction, all outstanding shares of the Company will be transferred to Exten and Exten will issue to the Company's shareholders an aggregate number of shares of Exten's common stock equal to a 33.0% of Exten's issued and outstanding common stock following completion of the Transaction. Upon execution of the letter, Exten advanced $150,000 to the Company, as discussed in Note 6. In addition, Exten intends to assume the terms of an employment agreement with the Company's President and Chief Executive Officer and all other key employees of the Company.

Integral to these employment agreements will be the issuance of incentive stock options to those key management personnel in compliance with Exten's approved incentive stock option plan. The expected date for completion of the merger is May 31, 2001. The letter of intent may be terminated and the proposed transaction may be abandoned or terminated; (a) at any time by the mutual written agreement of the parties, or (b) at the option of either party if, after good faith negotiations the Definitive Agreements have not been executed by January 31, 2001 or such later date as may be agreed upon by the parties.

On December 19, 2000, Exten Industries (Exten) and MediQuip International and Sterling Medical Technologies, Inc. signed a letter of intent for the acquisition by Merger (Transaction) of MediQuip and Sterling Medical Technologies, Inc. (the Company) by a wholly owned subsidiary of Exten Industries. At the closing, Exten would purchase and acquire from the shareholders of the Company 100% of the outstanding shares. In the event that less than 100% of the Company's shareholders consent to the merger, then Exten, at its option will not be required to consummate the Transaction. At the effective date of the transaction, all outstanding shares of both Companies shall be surrendered and canceled and as consideration Exten shall issue to the shareholders of the Company and aggregate number of shares of Exten's common stock equal to 10,000,000 of Exten's issued and outstanding common stock. In addition, Exten intends to work with the Company to establish a new Bank Line of Credit for approximately $2,000,000. Exten agrees to negotiate the terms of an employment agreement with the Company's President and Chief Executive Officer and all other key employees of the Company. Integral to these employment agreements will be the issuance of incentive stock options to those key management personnel in compliance with Exten's approved incentive stock option plan. The letter of intent may be terminated and the proposed transaction may be abandoned or terminated; (a) at any time by the mutual written agreement of the parties, or (b) at the option of either party if, after good faith negotiations the Definitive Agreements have not been executed by February 28, 2001 or such later date as may be agreed upon by the parties. Although the parties anticipate the closing to occur no later than April 30, 2001, the parties recognize that the merger may not occur until the registration statement is declared effective which may delay closing.


                                     F-30
===============================================================================

                            Exten Industries, Inc.

                  Unaudited Pro Forma Financial Information
                     For the Year Ended November 30, 2000


Pro Forma Financial Information

     The acquisition of Multi-Cell Associates, Inc. has been accounted for under the purchase method of accounting. The Company paid $2,200,000 of which $750,000 was paid in cash and the remaining $1,450,000 was paid by the issuance of 12,083,334 shares of Exten Industries common stock. The following is a condensed consolidated unaudited pro forma balance sheet and statement of operations as of and for the year ended
     November 30, 2000.

                     Exten Industries, Inc. (Consolidated)

                       Unaudited Pro Forma Balance Sheet
                           As of November 30, 2000

     Assets:
          Cash and cash equivalents                       $    (63,474)
          Accounts receivable                                   96,714
          Note receivable                                      132,500
          Other current assets                                  92,092
                                                          ------------
               Total current assets                            257,832
          Property and equipment, net                          194,528
          Intangible assets                                  2,145,124
          Other assets                                         100,038
                                                          ------------
     Total Assets                                         $  2,697,522
                                                          ============

     Liabilities:
          Accounts payable and accrued expenses           $    486,662
          Current portion of notes payable                     509,848
                                                          ------------
               Total current liabilities                       996,510
          Notes payable                                        125,000
                                                          ------------
     Total liabilities                                       1,121,510
     Minority interest                                         158,581

     Stockholders' Equity:
          Common Stock, $.01 par value; 200,000,000 shares
            authorized; 85,669,836 issued and outstanding      735,865
          Additional paid-in capital                        12,859,980
          Stock subscription receivable                        (81,500)
          Deferred compensation costs                          (16,500)
          Deficit accumulated prior to the development
            stage                                          (10,084,284)
          Deficit accumulated during development stage      (1,996,130)
                                                          ------------
     Total stockholders' equity                              1,417,431

     Total Liabilities and Stockholders' Equity           $  2,697,522
                                                          ============

                                     F-31
===============================================================================

                            Exten Industries, Inc.

                  Unaudited Pro Forma Financial Information
                     For the Year Ended November 30, 2000


Pro Forma Financial Information, continued

                     Exten Industries, Inc. (Consolidated)

                  Unaudited Pro Forma Statement of Operations
                     For the year ended November 30, 2000

     Revenues:
          Government contracts                            $    630,252
          Research contracts                                   316,667
                                                          ------------
     Total revenues                                            946,919

     Expenses:
          Research and development                           1,278,139
          General and administrative                           381,721
          Depreciation and amortization                         45,914
                                                          ------------
     Total expenses                                          1,705,774
                                                          ------------

     Operating loss                                           (758,855)

     Other income (expense)                                     94,896
                                                          ------------

     Income loss before taxes                                 (663,959)

     Income taxes                                                  250
                                                          ------------

     Net loss                                             $   (664,209)
                                                          ============

     Loss per average common share                        $     (.01)
                                                          ============

     Average common shares outstanding                      73,208,345
                                                          ============

The above condensed consolidated unaudited pro forma statements reflect the adoption of SFAS No. 141 "Business Combinations," on a pro forma basis. The net tangible assets acquired were approximately $28,000, with the balance of approximately $2,172,000 reflected as an intangible asset. Multi-Cell Associates, Inc. has an exclusive licensing agreement with Rhode Island Hospital for the use of certain patent technology. The license agreement is effective as long as the Company utilizes the technology. The patents under this license agreement will expire from 2009 through 2020. The Company will apply SFAS No. 141 effective the date of the business combination, September 13, 2001. In addition, the Company eliminated $105,000 of intercompany research contract income and research and development expenses during the year ended November 30, 2000 and amortization of $27,000 related to the intangible assets.


                                     F-32
===============================================================================

======================================   ======================================
You should rely on the information
contained in this prospectus.  We have
not authorized anyone to give you
information different than that                       47,213,334
contained in this prospectus. We are
offering to sell shares of common stock
only in jurisdictions where offers and
sales are permitted. The information
contained in this prospectus is current         EXTEN INDUSTRIES, INC.
only as of its date, regardless of the
time you receive this prospectus.

            ---------------
           TABLE OF CONTENTS

                                  Page               Common Stock
Prospectus Summary                  1
Risk Factors                        3
Use of Proceeds                     6
Selling Stockholders                7
Plan of Distribution                9
Legal Proceedings                   9
Management                         10
Executive Compensation             13              ----------------
Security Ownership of Certain
  Beneficial Owners And Management 14                 PROSPECTUS
Description of Securities          16
Interest of Named Experts and                      ----------------
  Counsel                          16
Disclosure of Commission Position
  of Indemnification for
  Securities Act Liabilities       17
Business                           17
Management's Plan of Operation     25
Changes In and Disagreements with
  Accountants On Accounting and
  Financial Disclosure             25
Properties                         25
Market for Common Stock            26
Legal Matters                      27
Experts                            27
Additional Information             27
            ---------------                        February 11, 2002
Until                , 2002, all
dealers that effect transactions in
the common stock, whether or not
participating in this offering, may be
required to deliver a prospectus. This
is in addition to the dealers'
obligation to deliver a prospectus
when acting as underwriters and with
respect to their unsold allotments or
subscriptions.
======================================   ======================================

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

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.       INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Article TENTH of our amended Certificate of Incorporation includes the following language limiting the liability of, and providing indemnification for, directors:

     "A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived on improper personal benefit."

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) that we have incurred or expect to incur in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

Filing Fee - Securities and Exchange Commission . . . .  $     521
Fees and Expenses of Accountants  . . . . . . . . . . .  $  10,000*
Fees and Expenses of Counsel  . . . . . . . . . . . . .  $  25,000*
EDGAR Filing Expenses . . . . . . . . . . . . . . . . .  $   5,000*
Blue Sky Fees and Expenses  . . . . . . . . . . . . . .  $   5,000*
Miscellaneous Expenses  . . . . . . . . . . . . . . . .  $   2,500*
                                                         ---------
          Total . . . . . . . . . . . . . . . . . . . .  $  48,021
                                                         =========

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below in chronological order is information regarding the unregistered securities that we have sold in the last three years, the consideration that we have received for such securities, and information relating to the section of the Securities Act or rule of the Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

     During 1999, we issued shares of common stock, which were valued at their fair market value at the date of approval by our board of directors, in the following non-cash transactions:

          * 1,151,350 shares, valued at $34,711, were issued for consulting services and directors' fees.

          * We further issued 22,622 shares of series H convertible preferred stock valued at $176,000 in accordance with a final settlement agreement.

          * In December, 1999, we issued 1,440,000 shares of common stock to Barbara Corbett.


                                     II-1
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

     During 2000, we issued shares of common stock, which were valued at their fair market value at the date of approval by our board of directors, in the following non-cash transactions:

          * 1,994,079 shares, valued at $269,639 were issued for consulting services and directors' fees.

          * 10,361,435 shares, valued at $491,214 were issued for accrued expenses.

          * 2,718,469 shares, valued at $81,554 were exchanged for advances due an officer.

          * 112,000 shares, valued at $3,000 were exchanged for indebtedness to an officer.

          * In November 2000, stock options for 837,500 shares were exercised at $81,500 but not yet paid for at year end.

          * In June 2000, 22,622 shares of series H convertible preferred shares were converted into 2,262,000 shares of common stock.

     In December, 2000, we also issued shares to the following individuals:
37,500 shares of common stock to Milton Langer and 266,667 shares of common stock to each of Barbara Holster, Arnold Huns Berger and Alan Winner.

     During 2001, we issued shares of common stock, which were valued at their fair market value at the date of approval by our board of directors, in the following non-cash transactions:

          * 2,555,645 shares, valued at $306,677 were issued for consulting services and directors' fees.

     On September 13, 2001, we issued 12,083,334 shares of our common stock to the two shareholders of MultiCell Associates, Inc. in connection with our acquisition of MultiCell. The transaction was exempt from the registration requirements pursuant to Regulation D.

     On September 21, 2001, we issued 5,000,000 shares of our common stock to the Cooke Family Trust in a conversion of the $500,000 note owed the trust.

     All of the above securities were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act on the basis that they were issued under circumstances not involving a public offering.

ITEM 27.       EXHIBITS

Exhibit No.     Description

 2.1 Stock Purchase Agreement dated as of September 13, 2001, by and among Exten, MultiCell Associates, Inc., The Estate of Hugo O. Jauregui and The Class B Common Stock Shareholder Trust. (1)
 3.1 Certificate of Incorporation of Exten Industries, Inc. filed with the Delaware Secretary of State on April 28, 1970. (1)
 3.2      Bylaws of Exten Industries, Inc. (1)
 3.3 Certificate of Amendment of the Certificate of Incorporation of Exten Industries, Inc. filed with the Delaware Secretary of State on June 13, 2000. (1)
 3.4 Certificate of Amendment of the Certificate of Incorporation of Exten Industries, Inc. filed with the Delaware Secretary of State on October 27, 1986. (1)
 3.5 Certificate of Amendment of the Certificate of Incorporation of Exten Industries, Inc. filed with the Delaware Secretary of State on August 24, 1989. (1)
 4.1 Specimen stock certificate of common stock of Exten Industries, Inc. (1)
 5.1      Opinion of Jeffers, Shaff & Falk, LLP.**
23.1      Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 5.1).**
23.2      Consent of Hutchinson and Bloodgood, LLP, Chartered Accountants.*
24.1      Power of Attorney (included in signature page)*

------------------------------
 (1)  Previously filed
  *   Filed herewith
 **   To be filed by amendment


                                     II-2
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

ITEM 28.       UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) To include any additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     II-3
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

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the State of California on February 11, 2002.

                                      EXTEN INDUSTRIES, INC.



                                      By:  /s/ W. GERALD NEWMIN
                                           --------------------
                                           W. Gerald Newmin
                                           Chairman and Chief Executive Officer


                              POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
W. Gerald Newmin or Gregory F. Szabo, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      Signature                      Title                     Date
--------------------       ------------------------      ------------------
/s/ W. Gerald Newmin       Chairman, Director,            February 11, 2002
--------------------       Chief Executive Officer,
W. Gerald Newmin           and Secretary


/s/ Jerry G. Simek         Director                       February 11, 2002
--------------------
Jerry G. Simek


/s/ Gregory F. Szabo       President, Treasurer           February 11, 2002
--------------------       and Director
Gregory F. Szabo


/s/ Ed Sigmond             Director                       February 11, 2002
--------------------
Ed Sigmond


                                     II-4
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